EXHIBIT 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of Norsk Hydro ASA
Oslo, Norway

We have audited the consolidated balance sheets of Norsk Hydro ASA and subsidiaries as of 31 December 2004 and 2003, and the related consolidated income statements, statements of comprehensive income, and cash flows for each of the three years in the period ended
31 December 2004. Our audits also included the financial statement schedule included at Item 19(a). These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Norsk Hydro ASA and subsidiaries as of 31 December 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for variable interest entities in 2004 and asset retirement obligations in 2003 to conform to newly adopted accounting principles.

Deloitte Statsautoriserte Revisorer AS

Oslo, Norway
2 March 2005

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-8110 and No. 333-10580 on Form F-3 of our report dated 2 March 2005, relating to the consolidated financial statements and financial statement schedule of Norsk Hydro ASA and subsidiaries appearing in this Annual Report on Form 20-F of Norsk Hydro ASA for the year ended 31 December 2004.

Deloitte Statsautoriserte Revisorer AS
Oslo, Norway
18 March 2005

Norsk Hydro ASA and subsidiaries

Consolidated income statements US GAAP

Year ended 31 December		2004	2004	2003	2002
Amounts in million (except per share amounts)	Notes	NOK	EUR1)	NOK	NOK

Operating revenues	5	155,425	18,883	133,761	134,093

Raw materials and energy costs		83,011	10,086	74,442	80,868
Payroll and related costs	7,20	18,830	2,288	18,569	17,412
Depreciation, depletion and amortization	5,15,16	16,898	2,053	13,947	12,729
Other	7,25	4,861	591	5,178	5,427
Restructuring costs	6	(22)	(3)	—	(10)

Operating costs and expenses		123,578	15,015	112,136	116,426

Operating income	5	31,847	3,868	21,625	17,667

Equity in net income of non-consolidated investees	5,13	628	76	620	(24)
Financial income (expense), net	8,11,24	136	17	154	1,806
Other income, net	5,9	169	21	(1,253)	77

Income from continuing operations before taxes and minority interest		32,780	3,982	21,146	19,526

Income tax expense	10	(21,197)	(2,575)	(12,922)	(12,452)
Minority interest		(106)	(13)	151	26

Income from continuing operations before cumulative effect of change in accounting principle		11,477	1,394	8,375	7,100

Income from discontinued operations	2	1,083	132	2,312	1,665

Income before cumulative effect of change in accounting principle		12,560	1,526	10,687	8,765

Cumulative effect of change in accounting principle		—	—	281	—

Net income	28	12,560	1,526	10,968	8,765

Basic and diluted earnings per share from continuing operations before cumulative effect of change in accounting principle	3	45.10	5.48	32.50	27.50
Basic and diluted earnings per share from discontinued operations	3	4.20	0.51	9.00	6.50
Basic and diluted earnings per share before cumulative effect of change in accounting principle	3	49.40	6.00	41.50	34.00
Basic and diluted earnings per share	3	49.40	6.00	42.60	34.00

Consolidated statements of comprehensive income 2)

Net income		12,560	1,526	10,968	8,765

Net unrealized gain (loss on securities available-for-sale)	3	(2)	—	—	(31)
Minimum pension liability adjustment	3	(132)	(16)	(113)	(323)
Net investment hegde	3	320	39	(333)	1,333
Cash flow hedges	3	(339)	(41)	35	979
Net foreign currency translation adjustments	3	(1,628)	(198)	4,856	(7,207)

Total other comprehensive income (loss), net of tax	3	(1,781)	(216)	4,445	(5,249)

Comprehensive income, net of tax		10,779	1,310	15,413	3,516

1)	Presentation in euro is a convenience translation based on the exchange rate at 31.12.2004, which was 8.2307 (unaudited)
2)	Comprehensive income includes net income together with other changes not related to investments by and distribution to shareholders. (See Note 3)
         The accompanying notes are an integral part of these consolidated financial statements.

10-1

Norsk Hydro ASA and subsidiaries

Consolidated balance sheets US GAAP

31 December		2004,	2004	2003
Amounts in million	Notes	NOK	EUR1)	NOK

Assets
Cash and cash equivalents		14,366	1,745	14,873
Other liquid assets	11	10,970	1,333	1,553
Accounts receivable, less allowances of 891 and 922		20,671	2,512	20,550
Inventories	12	12,851	1,561	12,024
Prepaid expenses and other current assets	12	10,478	1,273	11,797
Current deferred tax assets	10	1,070	130	1,097
Current assets discontinued operations	2	—	—	13,789

Current assets	5	70,406	8,554	75,683

Non-consolidated investees	13	10,017	1,217	10,162
Property, plant and equipment, less accumulated depreciation, depletion and amortization	15	106,117	12,893	107,779
Prepaid pension, investments and other non-current assets	14, 16, 20	13,039	1,584	13,114
Deferred tax assets	10	664	81	114
Non-current assets discontinued operations	2	—	—	11,777

Non-current assets	5	129,837	15,775	142,946

Total assets	5	200,243	24,329	218,629

Liabilities and shareholders’ equity
Bank loans and other interest-bearing short-term debt	17	3,785	460	5,273
Current portion of long-term debt	19	568	69	1,212
Other current liabilities	18	41,340	5,022	37,198
Current deferred tax liabilities	10	384	47	527
Current liabilities discontinued operations	2	—	—	6,129

Current liabilities		46,077	5,598	50,339

Long-term debt	19	19,487	2,368	28,403
Accrued pension liabilities	20	8,569	1,041	7,774
Other long-term liabilities	21	9,134	1,110	7,513
Deferred tax liabilities	10	29,515	3,586	32,796
Long-term liabilities discontinued operations	2	—	—	3,064

Long-term liabilities		66,705	8,105	79,550

Minority interest		1,571	191	564
Minority interest discontinued operations	2	—	—	96

Minority shareholders’ interest in consolidated subsidiaries		1,571	191	660

Share capital	3	4,739	576	5,332
Additional paid-in capital	3	10,467	1,272	15,071
Retained earnings	3	75,310	9,149	71,516
-Treasury stock	3	(3,069)	(373)	(3,523)
Accumulated other comprehensive income (loss)	3	(1,557)	(189)	(316)

Shareholders’ equity	3,28	85,890	10,435	88,080

Total liabilities and shareholders’ equity		200,243	24,329	218,629

Total number of outstanding shares.		250,839,230	250,839,230	256,712,000
Nominal value per share.		18.30	2.22	20.00

1)	Presentation in euro is a convenience translation based on the exchange rate at 31.12.2004, which was 8.2307 (unaudited)
         The accompanying notes are an integral part of the consolidated financial statements.

10-2

Norsk Hydro ASA and subsidiaries

US GAAP
Consolidated statements of cash flows

Year ended 31 December		2004		2004	2003		2002
Amounts in NOK million	Notes	NOK		EUR 1)	NOK		NOK

Operating activities:
Net income		12,560		1,526	10,968		8,765

Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	2	(1,083)		(132)	(2,312)		(1,665)
Depreciation, depletion and amortization	5	16,898		2,053	13,947		12,729
Restructuring costs	6	(22)		(3)	—		(10)
Equity in net income of non-consolidated investees	5,13	(628)		(76)	(620)		24
Dividends received from non-consolidated investees		326		40	258		208
Deferred taxes	10	(2,945)		(358)	(1,585)		(616)
Loss (gain) on sale of non-current assets		39		5	(726)		1,117
Gain on foreign currency transactions	8	(1,350)		(164)	(1,035)		(3,262)
Net sales (purchases) of trading securities		(177)		(22)	245		616
Other		779		95	2,150	4)	394
Working capital changes that provided (used) cash:
Receivables		(1,117)		(136)	(576)		(1,088)
Inventories		(1,040)		(126)	453		1,448
Prepaid expenses and other current assets		1,798		218	2,251		(1,530)
Other current liabilities		3,686		448	(645)		1,950

Net cash provided by operating activities		27,724		3,368	22,773		19,080

Investing activities:
Purchases of property, plant and equipment		(16,187)		(1,967)	(14,537)		(18,439)
Purchases of other long-term investments		(858)		(104)	(684)		(17,575)
Purchases of short-term investments		(9,166)		(1,113)	(702)		(1,691)
Proceeds from sales of property, plant and equipment		837	2)	102	647		684
Proceeds from sales of other long-term investments		1,400		170	6,384		971
Proceeds from sales of short-term investments		12		1	1,838		558

Net cash used in investing activities		(23,962)		(2,911)	(7,054)		(35,492)

Financing activities:
Loan proceeds		143		18	264		592
Principal repayments		(9,271)		(1,126)	(5,167)		(4,012)
Ordinary shares purchased	3	(1,684)		(205)	(555)		—
Ordinary shares issued		44		5	77		70
Dividends paid	3	(2,811)		(342)	(2,711)		(2,576)

Net cash used in financing activities		(13,579)		(1,650)	(8,092)		(5,926)

Foreign currency effects on cash		(264)		(32)	702		(421)

Net cash provided by discontinued operations	2	9,574		1,163	997		2,018

Net increase (decrease) in cash and cash equivalents		(507)		(62)	9,326		(20,741)
Cash and cash equivalents at beginning of year		14,873		1,807	5,547		26,288

Cash and cash equivalents at end of year		14,366		1,745	14,873		5,547

Cash disbursements were made for:
Interest (net of amount capitalized)		1,701	3)	207	1,190		1,464
Income taxes		19,758		2,401	16,011		13,758

1)	Presentation in euro is a convenience translation based on the exchange rate at 31 December 2004, which was 8.2307 (unaudited).
2)	In January 2005, Hydro received approximately NOK 1.1 billion relating to the sale of its 10% ownership interest in Snøhvit in 2004, and that was reported as a short term receivable within Other current assets as of 31 December 2004.
3)	Includes cash disbursements relating to early repayment of long term debt (“breaking costs”) of NOK 938 million.
4)	Includes non-cash charge relating to an expected state grant pertaining to an asset retirement obligation of NOK 2,207 million.
The accompanying notes are an integral part of the consolidated financial statements.

10-3

Notes to the consolidated financial statements

1. Summary of Significant Accounting Policies

The consolidated financial statements of Norsk Hydro ASA and its subsidiaries (Hydro) prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) are included on pages 10-1 to 10-3. Financial statement preparation requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosures of contingencies. Actual results may differ from estimates.

     The accompanying notes include disclosures required by US GAAP and are integral part of the financial statements.

Consolidation

The consolidated financial statements include Norsk Hydro ASA and subsidiary companies. The majority of Hydro’s consolidated subsidiaries are companies where Hydro controls directly or indirectly more than 50 percent of the voting interests. In certain circumstances, Hydro may control an entity through contractual arrangements or other means. Variable Interest Entities are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Entities for which Hydro is determined to retain the controlling financial interest when such interest is achieved through arrangements other than voting rights, are consolidated. Hydro currently consolidates one company based on the Variable Interest Model. All significant intercompany transactions and balances have been eliminated.

     Investments in companies (non-consolidated investees) in which Hydro exercises significant influence are accounted for using the equity method. The equity method involves showing the investment at Hydro’s share of the equity in the investee, including any excess values or goodwill. Hydro’s share of net income, including depreciation and amortization of excess values, is included in Equity in net income from non-consolidated investees. Material unrealized profits resulting from transactions with an investee is eliminated.

     Significant influence normally exists when Hydro has a substantial ownership interest of 20 to 50 percent of voting shares. Hydro uses the equity method for a limited number of investees where Hydro owns less than 20 percent of the voting rights, based on an evaluation of the governance structure in each investee. In corporate joint ventures, special voting rights in some companies give each of the partners decision rights that exceeds what normally follows from the ownership share. This may be in form of a specific number of board representatives, in the form of right of refusal for important decisions, or by requiring a qualified majority for all or most of the important decisions. Participation in joint ventures are accounted for using the equity method, except for jointly controlled assets where the partners have an undivided interest. These and other participation in joint ventures in the upstream oil and gas business are accounted for using the pro rata method.

     Hydro reviews non-consolidated investees for impairment if indications of loss in value is identified. As Hydro’s non-consolidated investees generally are not listed on a stock exchange or regularly traded, our impairment review for such investees can only in rare cases be based on market prices. Impairment indications may be operating losses, or adverse market conditions. Fair value of the investment is estimated based on valuation model techniques. If the estimated fair value of the investee is below Hydro’s carrying value, the investment is written down as impaired.

Business Combinations

Terms and conditions underlying most previous acquisitions have resulted in purchase accounting treatment (vs. pooling). See note 2 for a description of significant acquisitions and disposals during the past three years. All business combinations initiated after 30 June 2001 are accounted for as acquisitions (purchase accounting). Purchase accounting involves recording assets and liabilities of the acquired company at their fair value at the time of acquisition. Any excess of purchase price over fair value is recorded as goodwill. When the ownership interest in a subsidiary is less than 100 percent, the recorded amount of assets and liabilities acquired reflect only Hydro’s relative share of excess values. However, for VIEs, the total fair value of assets and liabilities are recognized, and any excess value attributable to non-controlling interests affects minority interests.

Foreign Currency Translation

The financial statements, including any excess values, of foreign operations are translated using exchange rate at year end for the balance sheet, and average exchange rates for the income statement. Translation gains and losses, including effects of exchange rate changes on transactions designated as hedges of net foreign investments, are included in Other comprehensive income.

Foreign Currency Transactions

Realized and unrealized gains or losses on transactions, assets and liabilities denominated in a currency other than the functional currency which do not qualify for hedge accounting treatment are included in net income.

Revenue Recognition

Revenue from sales of products, including products sold in international commodity markets, is recognized when ownership passes to the customer. Generally, this is when products are delivered. Certain contracts specify price determination in a later period. In these cases, the revenue is recognized in the period prices are determinable. Rebates and incentive allowances are deferred and recognized in income upon the realization or at the closing of the rebate period. In arrangements where Hydro acts as an agent, such as commission sales, only the net commission fee is recognized as revenue.

     Revenues from the production of oil and gas are recognized on the basis of the company’s net working interest, regardless of whether the production is sold (entitlement method). The difference between Hydro’s share of produced volumes and sold volumes is not material.

     Trading of physical commodities which are not net settled is presented on a gross basis in the income statement. Activities related to the trading of derivative commodity instruments and physical commodities where net settlement occurs, are reported on a net basis, with the margin included in operating revenues.

Cash and Cash Equivalents

Cash and cash equivalents include cash, bank deposits and all other monetary instruments with a maturity of less than three months at the date of purchase.

10-4

Other Liquid Assets

Other liquid assets include bank deposits and all other monetary instruments with a maturity between three and twelve months at the date of purchase and Hydro’s current portfolio of marketable equity and debt securities. The securities in this portfolio are considered trading securities and are valued at fair value. The resulting unrealized holding gains and losses are included in financial income and expense. Investment income is recorded when earned.

Inventories

Inventories are valued at the lower of cost, using the first-in, first-out method (FIFO), and net realizable value. Cost includes direct materials, direct labor and the appropriate portion of production overhead or the price to purchase inventory.

Investments

Investments include Hydro’s portfolio of long-term marketable equity securities that are not consolidated or accounted for using the equity method. The portfolio is considered available-for-sale securities and is valued at fair value. The resulting unrealized holding gains and losses, net of applicable taxes, are credited or charged to Other Comprehensive Income and accordingly do not affect net income. Other investment income is recorded when earned.

     Investments where a market value is not readily observable are earned at cost. Investments are reviewed for impairment if indications of loss in value as identified. Fair value of the investment is estimated based on valuation model techniques for non-marketable securities if the estimated fair value of the investee is below Hydro’s carrying value, the investment is written down as impaired.

Property, Plant and Equipment

Property, plant and equipment is carried at historical cost less accumulated depreciation, depletion and amortization. If a legal obligation for the retirement of a tangible long-lived asset is incurred, the carrying value of the related asset is increased by the estimated fair value of the asset retirement obligation upon initial recognition of the liability.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, as described in Statement of Financial Accounting Standards (SFAS) 144. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and disposition of the asset or group of assets working together to create identifiable, relatively independent cash flows. If the carrying amount is not recoverable, a write-down (impairment) to fair value is recorded.

Periodic maintenance and repairs applicable to production facilities are accounted for on an accrual basis. Normal maintenance and repairs for all other properties are expensed as incurred. Major replacements and renewals that materially extend the life of properties are capitalized and any assets replaced are retired.

Capitalized Interest Interest is capitalized as part of the historical cost of major assets constructed.

Leased Assets Leases which provide Hydro with substantially all the rights and obligations of ownership are accounted for as capital leases. Such leases are valued at the present value of minimum lease payments or fair value if lower, and recorded as assets under property, plant and equipment. The liability is included in long-term debt. The assets are subsequently depreciated and the related liabilities are reduced by the amount of the lease payments less the effective interest expense. Other leases are accounted for as operating leases with lease payments recognized as an expense over the lease term.

Environmental Expenditures Environmental expenditures which increase the life, capacity, or result in improved safety or efficiency of a facility are capitalized. Expenditures that relate to an existing condition caused by past operations are expensed. Liabilities are recorded when environmental assessments or clean-ups are probable and the cost can be reasonably estimated.

Exploration and Development Costs of Oil and Gas Reserves Hydro uses the “successful efforts” method of accounting for oil and gas exploration and development costs. Exploratory costs, excluding the costs of exploratory wells and acquired exploration rights, are charged to expense as incurred. Drilling costs for exploratory wells are capitalized pending the determination of the existence of proved reserves. If reserves are not found, the drilling costs are charged to operating expense.

     Cost relating to acquired exploration rights are allocated to the relevant areas and capitalized pending the determination of the existence of proved reserves. If reserves are not found, the acquisition costs are charged to operating expense upon determination that proved reserved will not be found in the area. Each block or area is assessed separately. All development costs for wells, platforms, equipment and related interest are capitalized.

Preproduction costs are expensed as incurred. For further information see note 27.

Depreciation, Depletion and Amortization Depreciation is determined using the straight line method with the following rates:

Machinery and equipment	5 - 25 percent
Buildings	2 - 5 percent
Other	10 - 20 percent

Producing oil and gas properties are depreciated as proved developed reserves are produced using the unit-of-production method calculated by individual field. Unit-of-production depreciation rates are revised whenever there is an indication of the need for revision, and at least once a year. Any revisions in the rates are accounted for prospectively.

     Depreciation and depletion expense includes accretion of discounted asset retirement obligations.

Intangible Assets

Intangible assets acquired individually or as a group are recorded at fair value when acquired. Intangible assets acquired in a business combination are recognized at fair value separately from goodwill when they arise from contractual or legal rights or can be separated from the acquired entity and sold or transferred. Intangible assets with finite useful lives are amortized on a straight line basis over their benefit period. Intangible assets determined to have indefinite useful lives are not amortized until a finite life can be determined. These intangible assets are subject to impairment testing on an annual basis.

Goodwill

When a business is acquired, purchase price in excess of the identified fair value of assets and liabilities is accounted for as goodwill. Goodwill is reviewed at least annually for impairment. Goodwill is

10-5

recorded at the reporting unit level (for Hydro this is the sector level. See note 5 for a description of sectors). The impairment test requires fair value of the sector to be compared to the carrying value of the sector. For this purpose fair value of the sector is estimated by management using valuation techniques.

Oil and Gas Royalty

Oil and gas revenue is recorded net of royalties payable in kind.

Shipping costs

Shipping and handling costs are included in Other operating expenses. Shipping and handling costs invoiced to customers are included in Operating revenues.

Research and Development

Research and development costs are expensed as incurred.

Other Income (Expense), net

Transactions resulting in income or expense which are material in nature and from sources other than normal production and sales operations are classified as other income and expense.

Income Taxes

Deferred income tax expense is calculated using the liability method in accordance with SFAS 109. Under this method, deferred tax assets and liabilities are measured based on the differences between the carrying values of assets and liabilities for financial reporting and their tax basis which are considered temporary in nature. Deferred tax assets are reviewed for recoverability, and a valuation allowance is recorded against deferred tax assets to the extent that it is more likely than not that the asset will not be realized. Deferred income tax expense represents the change in deferred tax asset and liability balances during the year except for deferred tax related to items charged directly to equity. Changes resulting from enacted amendments and revisions in tax laws and tax rates are recognized when the new tax laws or rates become effective.

     Hydro recognizes the effect of uplift, a special deduction for petroleum surtax in Norway, at the investment date. Deferred taxes are not provided on undistributed earnings of most subsidiaries, as such earnings are deemed to be indefinitely reinvested.

Derivative Instruments

Derivative financial instruments are marked to their market value with the resulting gain or loss reflected in net financial expense, except when the instruments meet the criteria for hedge accounting. See Note 24 for the balance sheet classification of these instruments.

Forward currency contracts and currency options are marked to their market value at each balance sheet date with the resulting unrealized gain or loss recorded in financial income (expense), net.

Interest rate and foreign currency swaps Interest income and expense relating to swaps are netted and recognized as income or expense over the life of the contract. Foreign currency swaps are translated into Norwegian kroner at applicable exchange rates as of the balance sheet date with the resulting unrealized exchange gain or loss recorded in Financial income (expense), net.

     Swaption contracts are marked to their market value at each balance sheet date with the resulting unrealized gain or loss reflected in Financial income (expense), net.

Derivative Commodity Instruments are marked-to-market with their fair value recorded in the balance sheet as either assets or liabilities. Adjustments for changes in the fair value of the instruments are reflected in the current period’s revenues and/or operating costs, unless the instrument is designated as a hedge instrument, and qualifies for hedge accounting.

     Hedge accounting is applied when specific hedge criteria are met. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. For cash flow hedges, gains and losses on the hedging instruments are deferred in Other Comprehensive Income (OCI) until the underlying transaction is recognized in earnings. When it is determined that a forecasted hedged transaction is not probable to occur, all the corresponding gains and losses deferred in OCI are immediately recognized in earnings. Any amounts resulting from hedge ineffectiveness for both fair value and cash flow hedges are recognized in current period’s earnings. For fair value hedges, both changes in the fair value of designated derivative instrument and changes in the fair value of hedged item are recognized currently in earnings.

     Energy contracts are accounted for according to EITF 02-3 “Issues involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”. This standard requires energy contracts that meet the definition of a derivative according to SFAS133 “Accounting for Derivative Instruments and Hedging Activities” be recorded in the balance sheet at fair value, unless those contracts qualify for normal purchase or normal sale exemption as described in the standard. Changes in fair value are recorded to earnings for each period unless specific hedge criteria are met. Fair values are based on quoted market prices. Energy contracts that do not meet the criteria of EITF 02-3 are recorded at the lower of historical cost and fair market value. Prior to 2003, energy contracts were measured at fair value in accordance with EITF 98-10 “Accounting for Contracts Involved in Energy Trading and Risk Management Activities”.

     Certain derivative commodity instruments require daily cash settlements, principally London Metal Exchange (LME) futures and options, and oil futures. LME options also involve an initial receipt or payment of a premium and give rise to delivery of an agreed amount of cash if the option is exercised. Most other financial and commodity instruments have cash effects at settlement date, which are included in the Statements of Cash Flows under operating activities when incurred.

Stock-based Compensation

Hydro accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion 25 as interpreted by FIN 28, and provides disclosures required under SFAS 123. For variable awards and awards settled in cash, compensation cost is measured at the end of each period as the amounts by which the market price of the Company’s shares exceeds the price of the options. For variable and cash settled awards where vesting depends on achieving a specified improvement in Hydro’s share price, compensation cost is measured when it is probable the performance criteria will be met. Compensation is charged to expense over the periods the employee performs the related services.

     Hydro also offers treasury shares to employees at discounted prices to encourage share ownership. Issuance of treasury shares at a discount to employees results in a charge to compensation expense based on the difference between the market value of the share at the date of issuance and the price paid by employees.

10-6

Pro Forma Information

No stock-based employee compensation cost is reflected in net income, as all options grated under the United Kingdom stock option plan had an exercise price equal to the market value of the underlying stock on the date of the grant as described in note 4. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In NOK millions,
except for earnings per share	2004	2003	2002

Net income, as reported	12,560	10,968	8,765
Total stock-based compensation expense determined under fair value method net of tax	2	4	4
Pro forma net income	12,558	10,964	8,761

Earnings per share:
Basic and diluted as reported	49.40	42.60	34.00
Basic and diluted pro forma	49.40	42.60	34.00

Hydro uses a valuation model based on the Black-Scholes option-pricing model. The assumptions used in the model for the plans are: expected life of 10 years from grant date, expected volatility of 30 percent, a risk-free interest between 3.7 - 4.8 percent and a dividend yield of about 2.5 percent.

Employee Retirement Plans

Pension costs are calculated in accordance with SFAS 87 and SFAS 88. Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Accumulated gains and losses in excess of 10 percent of the greater of the benefit obligation or the fair value of assets are amortized over the remaining service period of active plan participants.

Discontinued Operations

When a component of the entity is sold or decided to be sold, it is reported as a Discontinued operation in accordance with SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets, provided that certain criteria are met, including that it is probable that the sale will be completed within one year. A component of the entity can be a reportable segment or a smaller unit which can be clearly distinguished and for which separate financial information is available. Assets, liabilities, cash flows, results of operations and any gain or loss from disposal are excluded from Continuing operations and reported separately. Components to be disposed of other than by sale are reclassified to Discontinued operations as of the date of disposal. Prior periods asset, liabilities, cash flows and results of operations are reclassified to be comparable. Immaterial disposal groups are not classified as discontinued operations.

Changes in Accounting Principles

Consolidation of Variable Interest Entities

Effective 1 January 2004, Hydro adopted FASB Interpretation 46 “Consolidation of Variable Interest Entities” (FIN 46R) which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support (variable interest entities or VIEs). The Interpretation provides guidance for determining which party retains the controlling financial interest in VIEs when such interest is achieved through arrangements other than voting rights. Implementation of the new requirements depended on when a company became involved with such entities. Because Hydro did not become involved with any new VIEs during the period 31 January to 31 December 2003 or have any interests in Special Purpose Entities (SPEs) as of 31 December 2003, implementation of the Interpretation was required as of 31 March 2004.

     Hydro has identified one pre-existing arrangement that meets the requirements of FIN 46R to be classified as a VIE. Hydro has an equity interest in Slovalco, an aluminium smelter in Slovakia. Hydro also has an agreement to supply Slovalco with alumina and a right and obligation to purchase approximately 60 percent of Slovalco’s total aluminium production at market based prices. Hydro owns 20 percent of the shares of Slovalco representing 40 percent of the voting rights. In 2001, Hydro entered into a put and call option arrangement with another shareholder that could increase Hydro’s interest up to 65 percent. This arrangement, which expires in the period 2005 to 2006, is the primary reason requiring Hydro to consolidate Slovalco in accordance with the new VIE regulations.

     Hydro has consolidated Slovalco in accordance with the new requirements effective from 1 January 2004. Related assets, liabilities and the 80 percent non-controlling interests have been measured based on their fair values at the time the option arrangement was entered into in 2001 and recorded based on such values carried forward to 1 January 2004. As of 1 January 2004, total assets, liabilities and non-controlling interests were NOK 2,182 million, NOK 725 million and NOK 1,165 million respectively. At the end of 2003, the difference between Hydro’s interest in Slovalco consolidated based on the new requirements compared to the equity method was immaterial.

FSP FAS 142-2, Application of FASB Statement No. 142, Goodwill and Other Intangible Assets, to Oil- and Gas-Producing Entities

FASB issued FSP FAS 142-2 on 2 September 2004 addressing whether the scope exception within the SFAS 142 for the accounting as prescribed in SFAS 19 extends to the balance sheet classification and disclosures for drilling and mineral rights of oil- and gas-producing entities. The FSP concluded that the scope exception in SFAS 142 extends to the balance sheet classification and disclosure provisions for such assets. The FSP confirms Hydro’s current practice, and does not imply any changes to Hydro’s classification or disclosures.

Asset Retirement Obligations

Effective 1 January 2003, Hydro adopted “Financial Accounting Standards No 143 Accounting for Asset Retirement Obligations” (SFAS 143). This Statement requires that the estimated fair value of an asset retirement obligation be recorded in the Company’s balance sheet in the period in which it is incurred; accordingly, obligations for oil and gas installations are recognized when the assets are constructed and ready for production. Related asset retirement costs are capitalized as part of the carrying value of the long-lived asset, while the liability is accreted for the change in its present value each reporting period, and the associated asset retirement costs are depreciated over the useful life of the related long-lived asset. As a result of the new accounting standard, a positive after-

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tax effect of NOK 310 million was recorded as “cumulative effect of change in accounting principles” in the Company’s results of 2003. For further information see note 21.

Energy contracts

Effective 1 January 2003, Hydro adopted EITF 02-3 “Recognition and Reporting of Gains and Losses on Energy Contracts”. This standard requires only energy contracts that meet the definition of a derivative according to SFAS133 “Accounting for Derivative Instruments and Hedging Activities” and are held for trading, be recorded in the balance sheet at fair value. Other energy contracts are recorded at the lower of historical cost and fair market value. This change applies to contracts entered into before 25 October 2002. For contracts entered into after 25 October 2002, the regulation applied from initial recognition. As a result of the new regulation, a negative after-tax effect of NOK 29 million was recorded as “cumulative effect of change in accounting principles” in the Company’s results of 2003.

Exit costs

Effective 1 January 2003, Hydro adopted Financial Accounting Standards No 146 “Accounting for Costs Associated with Exit or Disposal Activities”. The standard supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and changed accounting for costs related to closing and restructuring an activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, not at the date of an entity’s commitment to an exit plan. Termination benefits for involuntary termination of employees that are not required to render services beyond a minimum retention period are expensed at communication to the employees.

Guarantees

In November 2002, FASB issued Interpretation (FIN) 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This Interpretation clarifies certain elements related to measurement and disclosure of guarantees, including product warranties. The interpretation clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The recognition and measurement provisions are applicable to guarantees issued or modified after 31 December 2002. The adoption of FIN 45 has not materially impacted Hydro’s results of operations and financial position.

Reclassifications

Certain amounts in previously issued consolidated financial statements were reclassified to conform with the 2004 presentation. Specifically, for prior periods, assets and liabilities related to assets held for sale, sold or demerged business reported as discontinued operations are included in “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. Similarly, results and cash flows related to these activities are included in “Income (loss) from discontinued operations” and “Cash flows from discontinued operations”. Notes to the financial statements are amended to refer to items included in continuing operations, where relevant.

New Pronouncements

Share-Based payment

In December 2004, FASB issued its revised Statement of Financial Accounting Standards (SFAS) No. 123 on Share-Based payment. The amended standard requires all share-based payment plans to be accounted for on a fair value basis. The intrinsic value method currently applied by Hydro will not be allowed for interim periods after the second quarter of 2005. For Hydro’s current share-based payment plans, the impact of the revised standard is not expected to be material.

Exchanges of Nonmonetary Assets

In December 2004, FASB issued SFAS No. 153 Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The statement amends APB 29 Accounting for Nonmonetary Transactions, SFAS 19 Financial Accounting and Reporting by Oil and Gas Producing Companies, and certain other standards. The change eliminates exceptions from fair value measurement of certain nonmonetary exchanges, and replaces it with an exception for exchanges that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement also requires certain nonmonetary exchanges of oil and gas related assets previously accounted for without recognizing gain or loss to be accounted for at fair value. However, certain other nonmonetary exchanges of oil and gas producing assets will continue to be accounted for without recognizing gain or loss. The Standard is effective for exchanges occurring in periods starting after 15 June 2005, with earlier application permitted. Hydro has decided to implement the provisions of SFAS 153 for exchanges occurring from 1 January 2005.

Inventory cost

In November 2004, the FASB issued SFAS No 151 Inventory Cost, an amendment of ARB 43, Chapter 4. The standard clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges. The Standard is effective for periods starting after 15 June 2005. The impact of the revised standard is not expected to be material for Hydro.

Suspended well cost

In February 2005, the FASB issued a Proposed FASB Staff Position No FAS 19-a, to provide guidance in the accounting for exploratory well costs. Paragraph 19 of FASB Statement No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (SFAS 19), requires costs of drilling exploratory wells to be capitalized pending determination of whether the well has found proved reserves. Questions have arisen in practice about the application of this guidance due to changes in oil- and gas-exploration processes and lifecycles. The issue is whether there are circumstances that would permit the continued capitalization of exploratory well costs if reserves cannot be classified as proved within one year following the completion of drilling other than when additional exploration wells are necessary to justify major capital expenditures and those wells are underway or firmly planned for the near future. The FSP would amend SFAS 19 and allow suspended well costs to remain capitalized beyond one year from drilling if certain specific criteria are met, and certain disclosures are provided. Should the FSP be issued as proposed, Hydro does not expect any changes to the capitalized amounts.

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Recognition of buy/sell arrangements

In February 2005, the SEC issued guidance requiring companies to provide disclosures about their buy/sell arrangements. A buy/sell arrangement is one in which a company buys and sells a commodity with the same counterparty under a single contract or separate contracts concurrently entered into. The first issue, recently discussed by the Emerging Issues Task Force (EITF), concerns whether such buy/sell arrangements should be considered non-monetary exchanges accounted for at historical cost in accordance with APB Opinion No. 29, and, if so, when, if at all, could such arrangements be accounted for at fair value. A second issue is whether buy/sell arrangements should be presented gross as revenues and costs in the income statements, or whether such arrangements should be presented net.

     Hydro currently presents the trading of derivative commodity instruments and physical commodities where net settlement occurs on a net basis, with the margin included in operating revenues. Trading of physical commodities, which are not net settled, are generally presented on a gross basis in the income statement. Hydro has two such arrangements involving the sale and repurchase of natural gas at different locations with the same counter-party, which were entered into in 2003. Both of these arrangements have been presented gross in the income statement, based on an assessment that the company takes title to the product and that net settlement is not possible for the contracts. Total revenues under these two contracts were NOK 1,449 million and NOK 1,154 million for the years 2004 and 2003 respectively. All quantities delivered under these arrangements have been delivered to customers. Hydro also has some buy and sell arrangements presented gross in the income statements involving the same counterparty in the metal business. Such arrangements involve transactions in standard aluminium qualities. Total revenues under such contracts were NOK 85 million, NOK 829 million and NOK 1,616 million for the years 2004, 2003 and 2002, respectively.

2. Demerger, business combinations and dispositions

Discontinued Operations

In November 2003, Hydro’s Board of Directors concluded a plan to demerge the Company’s Agri activities and transfer the operations to a newly formed company, Yara International ASA. The plan was approved by an Extraordinary General Meeting on 15 January 2004. The demerger was completed on 24 March 2004 and Yara was listed on the Oslo Stock Exchange with effect from 25 March 2004. Under the demerger plan, the demerger had financial effect from 1 October 2003. From this date, Yara International ASA assumed the risk of the agri activities. The demerger was reflected in the accounts as of the completion date, 24 March 2004. In the demerger process, substantial assets and liabilities, including subsidiaries and non-consolidated investees, were transferred to Yara. As a result of the demerger, Hydro’s share capital was reduced by 8.5 percent, representing the estimated relative value of the transferred Agri activities compared to the business activity retained by Hydro. The total equity reduction amounted to NOK 7,614 million. In accordance with the demerger plan, adjustments to the equity reduction may occur relating to the allocation of certain costs and liabilities where amounts are not fully determinable. Revisions are possible through the end of 2009. Possible related adjustments are not expected to be material.

     At the completion date, Hydro’s shareholders received shares in Yara International ASA equal to 80 percent of the to total value of Yara, based on a valuation completed at the time of the demerger plan (November 2003). The remaining shares in Yara International ASA were owned by Norsk Hydro ASA. The Company has subsequently sold its share holdings in Yara in connection with the demerger transaction. The demerger was reflected in the Company’s accounts based on historical values of the transferred assets and liabilities. Hydro did not recognize any gain or loss, or receive any proceeds, as a result of the demerger transaction. Hydro received proceeds of NOK 2,619 million, and recognized a pre-tax gain of NOK 533 million, from sale of its 20 percent ownership in Yara in March 2004. The gain is included in “Income from discontinued operations”.

     Under the Norwegian public limited companies act section 14-11, Hydro and Yara are jointly liable for liabilities accrued before the demerger date. This statutory liability is unlimited in time, but is limited in amount to the net value allocated to the non-defaulting party in the demerger.

Income from discontinued operations

Income from discontinued operations includes operating results from activities which, according to the demerger plan, have been transferred to Yara International ASA. Effects directly related to Yara activities, the demerger process and Hydro’s sale of Yara shares are included. Results from Yara activities includes net income from subsidiaries transferred in the demerger. In addition income and expenses in Norsk Hydro ASA and certain holding companies abroad directly related to the Yara activities are included to the extent these activities are transferred to Yara or are terminated as a direct consequence of the demerger of Yara. Income from discontinued operations also includes financial expense related to loans in companies transferred to Yara. No financial expenses related to loans retained in Hydro are allocated to discontinued operations. External fees and similar expenses related to the waiving of Yara’s joint liabilities for certain of Hydro’s loans, and expenses directly related to the demerger process and Hydro’s sale of Yara shares are included. Hydro’s gain on sale of its shares in Yara International ASA, after direct sales expenses and tax, amounted to NOK 385 million. Tax is allocated to the sales gain based on tax rules enacted at the time of sale.

     For prior periods, assets and liabilities transferred to Yara in the demerger process are included in “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. This includes assets and liabilities in subsidiaries transferred to Yara, assets and liabilities in business units separated from Hydro’s other activities for which separate accounts exists in addition to other identified assets transferred to Yara.

     Cash flows from discontinued operations includes cash flows from activities transferred to Yara and expenses directly related to the demerger. In addition, cash flows include Hydro’s sale of its shares in Yara immediately after the demerger in the amount of NOK 2,619 million, and Yara’s repayment of debt to Hydro in the amount of NOK 7.1 billion.

     The major part of discontinued activities relates to the Agri business area within Hydro’s segment reporting. Minor amounts also relate to Pronova which is included within Other businesses. In addition, Corporate and eliminations reflect the transfer to Yara of certain activities previously reported as part of Corporate, and demerger costs included in Corporate for 2003.

     Prior periods are restated to be presented on a comparable basis. The following table summarizes financial information for the discontinued operations for the periods they are included in Hydro’s financial statements.

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Summary of financial data for Discontinued Operations

NOK million	2004	2003	2002

Operating revenues	10,036	38,334	33,477

Operating income	936	2,633	2,173
Non-consolidated investees	131	610	57
Financial income (expense), net	(88)	47	130
Other income, net	—	40	142

Income before taxes and minority interest	979	3,330	2,502

Income tax expense	(307)	(1,015)	(826)
Minority interest	26	(3)	(11)

Income before sale of shares	698	2,312	1,665

Gain from sale of shares	533	—	—
Tax on gain from sale of shares	(148)	—	—

Net income	1,083	2,312	1,665

	31 December
NOK million	2004	2003

Current assets	—	13,789
Non-current assets	—	11,777

Total assets	—	25,566

Current liabilities	—	(6,129)
Long-term liabilities	—	(3,064)
Minority interest	—	(96)

Discontinued operations, net	—	16,277

NOK million	2004	2003

Net cash provided by operating activities	838	1,805
Net cash provided by (used in) investing activities 1)	8,840	(744)
Net cash used in financing activities	(109)	(141)
Foreign currency effects on cash flows	5	77

Net cash provided by discontinued operations	9,574	997

1)	Includes proceeds from sale of Yara shares and loan repayments from Yara.

Subsequent to and during the three years ended 31 December 2004, Hydro entered into the following significant business combinations and dispositions.

2004 Acquisitions

No major acquisitions were agreed or completed during 2004.

2004 Dispositions

In June 2004, Hydro sold its German based alumina activities consisting of the 50 percent stake in the non-consolidated investee Aluminium Oxid Stade GmbH, the related chemical grade alumina business and the dedicated bauxite supply source represented by Hydro’s 10 percent share in Halco (Mining) Inc. The total consideration was NOK 677 million. The dispositions resulted in a total pretax gain of NOK 35 million. In December 2003, Hydro entered into an agreement to sell 80.1 percent of Pronova Biocare for NOK 165 million. The sale was completed in January 2004, resulting in a gain of approximately NOK 110 million.

2003 Acquisitions

No major acquisition were agreed or completed during 2003.

2003 Dispositions

During 2003, Hydro sold non-core subsidiaries and ownership interests for a total consideration of NOK 7.0 billion. The dispositions resulted in a total pretax gain of NOK 995 million. In September 2002, KFK (later renamed BioMar Holding AS) entered into agreements to sell its Swedish feed and grain activities for approximately NOK 450 million. The sale was completed in January 2003 after approval from competition authorities. In December 2002, Hydro entered into an agreement for the sale of the Flexible Packaging unit for a total consideration of approximately NOK 3.0 billion. Flexible Packaging was acquired as part of the VAW acquisition in first quarter 2002, and is part of Other activities. The transaction was completed in April 2003, and did not result in any significant gain or loss. In June, Hydro transferred its interest in Sundsfjord Kraft ANS in exchange for 20.2 percent of the shares of SKS Produksjon AS resulting in a gain of NOK 326 million. In July, Hydro entered into an agreement for the sale of Carmeda AB, for approximately NOK 180 million, resulting in a gain of NOK 139 million. In September, Hydro entered into an agreement to sell its stake in Skandinaviska Raffinaderi AB (Scanraff) for approximately NOK 1.3 billion. The sale was completed in December, resulting in a gain of NOK 490 million. The agreement included the possibility of a price adjustment depending on the development in refinery margins during 2004 and 2005. High refinery margins during 2004 have resulted in additional gain of NOK 59 million recognized in 2004. In December, Hydro entered into an agreement to sell 80.1 percent of Pronova Biocare which is discussed above.

2002 Acquisitions

On 19 March 2002, Hydro entered into an agreement with the Norwegian State to purchase interests in eight oil and gas licenses on the Norwegian continental shelf. This transaction increased Hydro’s interests in the Oseberg, Tune and Grane fields, where Hydro is operator, to 34, 40 and 38 percent, respectively. The transaction was completed and is reflected in Hydro’s operating results from the acquisition date of 10 May 2002. The agreement was effective from 1 January 2002. However, net cash flows relating to these operations prior to the acquisition date have been allocated as a reduction of the purchase price. Hydro has agreed to pay NOK 3.45 billion for the license interests.

     In January 2002, Hydro entered into an agreement to purchase all the outstanding shares of the German group VAW aluminium AG, a leading aluminium company in Europe. The acquisition was completed on 15 March 2002. VAW had operations in more than 20 countries. The major part of these activities were located in the EU in addition to important operations located in North America and the Pacific region.

     The consideration for all outstanding shares, including direct acquisition costs amounted to EUR 1,911 million (NOK 14.9 billion). In addition, interest-bearing debt of EUR 703 million (NOK 5.5 billion) and pension commitments of approximately EUR 410 million (NOK 3.2 billion) were assumed. The acquisition was financed by Hydro’s cash holdings.

     Assets acquired and liabilities assumed in the VAW acquisition have been recorded at estimated fair value. Excess values are for the most part allocated to tangible fixed assets. The allocation did not indicate material goodwill in the transaction. Because VAW’s inventories have been recorded at estimated fair values as of the time of the acquisition, cost of goods sold was unusually high in

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the period after acquisition. The effect was approximately NOK 200 million.

Amounts in NOK million

Allocation of purchase price
Cash and cash equivalents	410
Other current assets	11,597
Property, plant and equipment	16,592
Other non-current assets	6,140
Short-term liabilities	(9,517)
Long-term liabilities	(10,022)
Minority interests	(356)

Estimated fair value of net assets of VAW	14,844

In November 2001, an agreement was signed to purchase the French building systems group Technal for a price of EUR 73 million (NOK 580 million) and the assumption of approximately NOK 307 million in debt. The acquisition was completed 25 January 2002.

2002 Dispositions

During 2002, Hydro sold non-core subsidiaries and ownership interests for a total consideration of NOK 2.9 billion. The dispositions resulted in a total pretax gain of NOK 219 million. In September, KFK (later renamed BioMar Holding AS) entered into agreements to sell its Danish feed and grain activities for a total consideration of approximately NOK 2 billion, and its Swedish feed and grain activities for approximately NOK 450 million. The agreements resulted in impairment charges of approximately NOK 150 million. The sale of the Danish activities was completed in December, while the sale of the Swedish was completed in January 2003 after approval from competition authorities. In December, Hydro entered into an agreement for the sale of the Flexible Packaging unit for a total consideration of approximately NOK 3 billion. Flexible Packaging was acquired as part of the VAW acquisition in first quarter 2002, and was part of Other activities. The transaction was completed in April 2003.

     The effect of acquisitions and dispositions for 2004 and 2003 is not significant.

3. Consolidated shareholders’ equity

Norsk Hydro ASA had authorized and issued 258,954,428 ordinary shares having a par value of NOK 18.30 per share as of 31 December 2004. For the years ended 31 December 2003, and 2002, Norsk Hydro ASA had authorized and issued 266,596,650 ordinary shares having a par value of NOK 20 per share. As of 31 December 2004, 8,115,198 shares were treasury stock resulting in 250,839,230 outstanding ordinary shares (for 2003 256,712,000 outstanding ordinary shares). Remaining treasury stock may be used as consideration in connection with commercial transactions or share schemes for the employees and representatives of the Corporate Assembly and the Board of Directors. The weighted average number of outstanding shares for the year ended 31 December 2004 was 254,411,433.

     In December 2004, an extraordinary General Meeting approved a capital reduction by cancellation of 2,808,810 treasury shares acquired in 2004 in a buyback program approved by the 2004 Annual General Meeting. These shares were acquired at a market price of NOK 1,239 million. The extraordinary General Meeting also authorized the redemption of 2,191,190 shares owned by the Norwegian State. As compensation, the State received NOK 981 million. The cancellation and redemption were completed in February 2005. In addition, the General Meeting authorized a new buyback program limited to 5,617,621 shares. As part of this program, a total of 10 million shares may be cancelled, including shares owned by the Norwegian State. A decision to cancel any of the shares repurchased requires approval by a minimum of two-thirds of the shares represented at a future General Meeting. No shares have been repurchased under this program.

     In January 2004, an extraordinary General Meeting approved a capital reduction by cancellation of 1,484,300 treasury shares acquired in 2003 for a market price of NOK 555 million. The General Meeting also authorized the redemption of 1,157,922 shares owned by the Norwegian State. As compensation, the State received NOK 445 million. The cancellation and redemption were completed on 17 March 2004. In addition the General Meeting approved the demerger of Norsk Hydro ASA, resulting in reduction of the nominal value of each Hydro share from NOK 20 to NOK 18.30. Each shareholder received one share in the newly established Yara International ASA, with a par value of 1.70 for each Hydro share. The demerger was completed on 24 March 2004.

     In 2004, Hydro sold 285,152 shares of its treasury stock to employees for a fair value of NOK 121 million.

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Consolidated shareholders’ equity

Amounts in NOK million	Ordinary Shares issued		Additional	Total		Treasury Stock		Accumulated	Total
except number of shares	Norsk Hydro ASA		paid-in	paid-in	Retained	Norsk Hydro ASA		other compre-	shareholders’
in thousands	Number	Amount	capital	capital	earnings	Number	Amount	hensive income	equity

Balance 31 December 2001	266,597	5,332	15,070	20,402	57,070	(8,962)	(3,167)	488	74,793

Net income 2002					8,765				8,765
Dividend declared and paid (NOK10.00 per share)					(2,576)				(2,576)
Net unrealized gain on securities								(31)	(31)
Minimum pension liability								(323)	(323)
Hedge of net investment								1,333	1,333
Cash flow hedges								979	979
Treasury stock reissued to employees			18	18		326	116		134
Foreign currency translation					1		(1)	(7,207)	(7,207)

Balance 31 December 2002	266,597	5,332	15,088	20,420	63,260	(8,636)	(3,052)	(4,761)	75,867

Net income 2003					10,968				10,968
Dividend declared and paid (NOK 10.50 per share)					(2,711)				(2,711)
Net unrealized gain on securities								—	—
Minimum pension liability								(113)	(113)
Hedge of net investment								(333)	(333)
Cash flow hedges								35	35
Purchase of treasury stock						(1,484)	(555)		(555)
Treasury stock reissued to employees			(17)	(17)		235	83		66
Foreign currency translation					(1)		1	4,856	4,856

Balance 31 December 2003	266,597	5,332	15,071	20,403	71,516	(9,885)	(3,523)	(316)	88,080

Net income 2004					12,560				12,560
Dividend declared and paid (NOK 11.00 per share)					(2,811)				(2,811)
Net unrealized gain on securities								(2)	(2)
Minimum pension liability								(132)	(132)
Hedge of net investment								320	320
Cash flow hedges								(339)	(339)
Purchase of treasury stock						(2,809)	(1,239)		(1,239)
Treasury stock reissued to employees			19	19		285	102		121
Cancellation treasury stock	(4,294)	(82)	(1,511)	(1,593)	2	4,294	1,591		(0)
Redeemed shares, Norwegian State	(3,349)	(63)	(1,363)	(1,426)					(1,426)
Demerger Yara International ASA		(448)	(1,749)	(2,197)	(5,957)			540	(7,614)
Foreign currency translation								(1,628)	(1,628)

Balance 31 December 2004	258,954	4,739	10,467	15,206	75,310	(8,115)	(3,069)	(1,557)	85,890

Components of Total Accumulated Other Comprehensive Income

	Net unrealized	Net unrealized	Net gain	Minimum	Net foreign	Total accumulated
	gain (loss)	gain (loss)	(loss) cash	pension liability	currency translation	other comprehen-
	on securities	investment hedge	flow hedge	adjustment	gain (loss)	sive income (loss)

Balance 31 December 2001	42	(1,252)	135	(560)	2,123	488
Balance 31 December 2002	11	81	1,114	(883)	(5,084)	(4,761)
Balance 31 December 2003	11	(252)	1,149	(996)	(228)	(316)
Balance 31 December 2004	9	102	810	(814)	(1,664)	(1,557)

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Changes in Other Comprehensive Income and Related Tax Effects

	31 December 2004 1)			31 December 2003			31 December 2002
Amounts in NOK million	Pretax	Tax	Net	Pretax	Tax	Net	Pretax	Tax	Net

Net unrealized gain (loss) on securities	(3)	1	(2)	—	—	—	(43)	12	(31)

Net investment hedge	445	(125)	320	(462)	129	(333)	1,851	(518)	1,333

Cash flow hedge gain (loss)	(214)	60	(154)	385	(112)	272	1,441	(405)	1,036
Less: Reclassification of hedging gain	(256)	71	(185)	(331)	94	(237)	(79)	22	(57)

Net cash flow hedge	(470)	131	(339)	54	(18)	35	1,362	(383)	979

Minimum pension liability adjustment	(189)	57	(132)	(182)	69	(113)	(472)	149	(323)

Foreign currency translation	(1,625)	—	(1,625)	4,650	—	4,650	(7,215)	—	(7,215)
Loss (gain) on companies sold	(3)	—	(3)	206	—	206	8	—	8

Net foreign currency translation	(1,628)	—	(1,628)	4,856	—	4,856	(7,207)	—	(7,207)

Total change in other comprehensive income	(1,845)	64	(1,781)	4,266	180	4,445	(4,509)	(740)	(5,249)

1)	Effects of the Yara demerger, NOK 540 million, are not included in the charges specified.

4. Stock-based Compensation

Hydro has five main stock-based compensation plans, the Executive Share Option Plan established in 2002, the Executive Share Option Plan established in 2003, the Executive Share Option Plan established in 2004, all of which requires cash settlement, a stock option purchase program for employees in the United Kingdom and a subsidized share purchase plan for permanent employees in the parent company and Norwegian subsidiaries owned more than 90 percent by Hydro. In addition minor share purchase plans for employees in Germany and Switzerland exist.

     The Executive Share Option Plans are granted to approximately 30 persons in Hydro’s top management including the president and CEO, persons in the corporate management board and others. During 2004, 125,000 options were granted. Options issued under the 2004 plan may be exercised within a six-year period, but not before 1 July 2007, which represents the end of the vesting period. If the Hydro share price is above NOK 476 between 1 July 2007 and 30 June 2010, all the options are exercisable. The option holder will receive in cash the difference between the market price at the time of exercise and the exercise price. The exercise of the options is conditional on a commitment to a long-term investment in shareholding in the company for the received amount. The maximum commitment to invest in shareholding is two times yearly salary for the president and CEO, one time yearly salary for members of the corporate board and 50 percent of yearly salary for the others.

     During 2003, 99,500 options were granted. The options are vesting over a three-year performance period beginning July 2003. During 2002, 111,000 options were granted. The options are vesting over a three-year performance period beginning July 2002. The options vesting schedules for the 2003 and 2002 plans are based on shareholder return, as defined in the Plan. If shareholder return is less than 12 percent, none of the options vest. If the shareholder return achieved is between 12 percent and 20 percent the corresponding percentage of options that vest increases linearly between 20 percent and 100 percent. The options are exercisable for two years following the three-year performance period. If exercised, the option holder will receive a cash amount equal to the difference between the market price of the shares, and the exercise price. All the options authorized for the three plans have been granted. During 1999, 165,000 options were granted under the 1999 Plan at an exercise price of NOK 367.50. This plan expired at the end of 2002. During 2002, a total of 3,300 options were exercised, and 158,200 options expired. During 2003, no options were exercised, and no options expired.

Activity for 2004 is as follows:

		Average
Options	Number of	Strike price
outstanding	shares	(in NOK)

31 December 2003 1)	272,500	345.98
Granted	125,000	476.00
Expired	82,500	—

31 December 2004	315,000	385.68

1)	Six individuals who were transferred to Yara in the 2004 demerger, had a total of 30,000 options. Of these, 16,028 options with an average gain of NOK 365.25 was exercised in connection with the demerger, while 13,972 options expired.

As of 31 December 2004, 125,000 options related to the Executive Share Option plan 2004, with an exercise price of NOK 476 were outstanding with a remaining contractual life of 5.5 years, none of which were exercisable. In addition, 97,500 options related to the Executive Share Option Plan 2003, with an exercise price of NOK 321.62 were outstanding with a remaining contractual life of 3.5 years, none of which were exercisable. 92,500 options, related to the Executive Share Option Plan 2002, with an exercise price of NOK 331.14 were outstanding with a remaining contractual life of 2.5 years, none of which were exercisable.

     In 1988, Hydro established a stock option purchase program for employees in the United Kingdom. The stock option purchase program is organized in an independent trust. The trust acquired shares in the market at the time options were granted. The last options were

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granted in July 2002 and the program will be operational until July 2012 when the last remaining options expire. The program consists of three different schemes following amendments to the original scheme rules. Each year the employees were given the option to acquire a limited number of shares at a fixed price during a period from the third to the tenth year from grant date. The exercise price of the shares equals the share price at the time the options were granted. During 2002, 46,009 options were granted, 29,310 options were exercised and a total of 3,846 options expired. At year-end 2002, a total of 238,417 options were outstanding, while the trust had a balance of 210,649 shares. During 2003, 34,867 options were exercised and a total of 3,653 options expired. At year-end 2003, 199,897 options were outstanding and the trust kept a balance of 210,649 shares. The trust’s balance of shares at 31 December 2004 was 122,916.

Activity for 2004 is as follows:

		Average
Options	Number of	Strike price
outstanding	shares	(in NOK)1)

31 December 2003	199,897	328.55
Exercised	104,120	316.07
Expired	8,274	—

31 December 2004	87,503	345.98

1)	Presentation in NOK is based using translation from GBP on the exchange rate at 31 December 2004, which was 11,6322 (unaudited).

Hydro has established subsidized share-purchase plans for employees in Norway, Germany and Switzerland. Under the Norwegian plan Hydro’s employees receive a NOK 1,500 share-purchase rebate to purchase shares of Norsk Hydro, which corresponds to a 20 percent discount from the market price. If shareholder return, as defined by the plan, meets or exceeds 12 percent in the period from 1 January to 31 December (the measurement period), employees receive an additional rebate of NOK 4,500 for a total of NOK 6,000, which corresponds to a 50 percent discount from the market price.

     fAt 31 December 2004, the 12 percent performance target was met for the 1 January 2004 to 31 December 2004 measurement period, consequently the rebate for this award will be NOK 6,000 or 50 percent. Shares were offered to the employees under this plan in February 2005.

     The performance target was met for the 1 January 2003 to 31 December 2003 measurement period, consequently the rebate for this award was NOK 6,000 or 50 percent. In May 2004, 285.152 shares were awarded to employees at a share price of NOK 212.25. Compensation expense recognized related to this award amounted to NOK 61 million.

     The performance target was not met for the 1 January 2002 to 31 December 2002 measurement period, consequently the rebate for this award was NOK 1,500 or 20 percent. In April 2003, 235,768 shares were awarded to employees at a share price of NOK 223.92. Compensation expense recognized related to this award amounted to NOK 13 million.

     In 2002, Hydro modified the measurement period for the share-purchase plan for Norwegian employees so that the period would run from 1 January 2002 to 31 December 2002. 2002 was a transitional year, with the old scheme running from 1 June 2001 to 31 May 2002 and the new scheme running from 1 January 2002 to 31 December 2002.

     The performance criteria was met for the 1 June 2001 to 31 May 2002 measurement period. In July 2002, 323,060 shares were awarded to employees at a share price of NOK 205.15.

Compensation expense recognized in 2002 related to this award amounted to NOK 73 million.

     Under two different share-purchase plans Hydro employees in Germany and Switzerland have been offered to purchase shares of Norsk Hydro at a rebated price. Compensation expenses recognized related to these plans amounted to less than NOK 1 million for the years 2004, 2003 and 2002.

5. Operating and geographic segment information

Operating segments are components of a business that are evaluated regularly by dedicated senior management utilizing financial and operational information prepared specifically for the segment for the purpose of assessing performance and allocating resources. Generally, financial information is required to be disclosed on the same basis that is used internally enabling investors to see the company through the eyes of management.

     Hydro’s operating segments are managed separately and each operating segment represents a strategic business area that offers different products and serves different markets. Hydro’s operating segments are the two business areas Oil & Energy and Aluminium. The operating units reporting directly to the business areas are called sectors. Sectors represent various businesses within each of the business areas, and their results are reviewed by the business area management. For reporting purposes, the business areas are divided into sub-segments, each of which comprises one or more sectors. Subsegments are not operating units, but their results are presented in order to illustrate the results of upstream and downstream activities within a value chain of Hydro’s vertically integrated activities.

     Oil & Energy consists of Exploration and Production, and Energy and Oil Marketing. Exploration and Production is responsible for Hydro’s oil and gas exploration, field development, and operation of production and transportation facilities. Energy and Oil Marketing includes Hydro’s commercial operations in the oil, natural gas and power sectors, the operation of Hydro’s power stations and Hydro’s share of natural gas transportation systems as well as marketing and sale of refined petroleum products (gasoline, diesel and heating oil) to retail customers. Energy and Oil Marketing buys and/or markets almost all oil production from Exploration and Production, and sells the equity gas production on a commission basis. Aluminium consists of Metals, Rolled Products and Extrusion and Automotive. Metals’ activities include the production of primary aluminium and primary magnesium, aluminium oxide, remelting of metal, and the international trading of aluminium, aluminium products and aluminium oxide. Rolled Products delivers foil, strip, sheet and plate for application in such sectors as packaging, automotive and transport industries, as well as for offset printing plates. Extrusion and Automotive is involved in the manufacture and sale of extruded aluminium products and components for the automotive industry. Hydro’s aluminium activities in North America, including trading activities, is included in Extrusion and Automotive.

     Other activities consists of Polymers, BioMar AS (previously Treka AS), VAW Flexible Packaging (sold April 2003) and certain other activities. Polymers is a producer of the plastic raw material polyvinyl chloride (PVC) in Scandinavia and in the UK. BioMar’s main activity is production and sale of fish feed, after disposing of activities related to agricultural products in November 2002 and January 2003.

Operating Segment Information

Hydro’s segment reporting, presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and related Information,

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includes two measures of segment results, “Operating Income” and “Adjusted EBITDA” which both are regularly reviewed by senior management. “Operating Income” is presented in accordance with the Norwegian Accounting Act, and is consistent with the same measure for the Group. The segment measure “Adjusted EBITDA”, is an integral part of Hydro’s steering model, Value Based Management. Hydro’s management makes regular use of this measure to evaluate performance in its operating segments, both in absolute terms and comparatively from period to period, and to allocate resources among its operating segments. Management views this measure in combination with other reported measures as providing a better understanding - for management and for investors - of the operating results of its business segments for the period under evaluation.

     Hydro defines “Adjusted EBITDA” as “Income/(loss) before tax, interest expense, depreciation, amortization and write-downs”. Adjusted EBITDA is a measure that includes in addition to “Operating income”, “Interest income and other financial income”, results from non-consolidated investees and gains and losses on sales of activities classified as “Other income, net” in the income statement. It excludes depreciation, write-downs and amortization, as well as amortization of excess values in non-consolidated investees. Hydro’s definition of Adjusted EBITDA may differ from that of other companies. Specifically, Hydro has chosen to include interest income in Adjusted EBITDA.

     Hydro manages long-term debt and taxes on a Group basis. Therefore, net income is presented only for the Group as a whole.

     Intersegment sales and transfers reflect arms length prices as if sold or transferred to third parties. Reorganization of Hydro’s segment structure is not considered intersegment sales, and is reported without recognizing gains or losses. Results of activities considered incidental to Hydro’s main operations as well as unallocated revenues, expenses, liabilities and assets are reported separately under the caption “Corporate and eliminations”. These amounts principally include interest income and expenses, realized and unrealized foreign exchange gains and losses and the net effect of pension schemes. In addition, elimination of gains and losses related to transactions between the Segments is included. The accounting policies of the operating segments reflect those described in the summary of significant accounting policies in Note 1, with the following exceptions: Certain internal commodity contracts may meet the definition of a derivative under SFAS 133. However, Hydro considers these contracts as sourcing of raw materials or sale of own production even though contracts for various reasons include clauses that meet the definition of a derivative. Such internal contracts are accounted for as executory contracts. Also certain internal contracts may qualify as containing lease arrangements that qualify as capital leases. However, Hydro management has allocated the responsibility for assets to a segment, and this allocation is reflected in the segment reporting even though contract clauses may indicate that another segment leases the assets under a capital lease arrangement.

	External revenues			Internal revenues			Total operating revenues
NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Exploration and Production 1)	13,519	12,099	10,136	35,443	25,805	22,834	48,962	37,904	32,970
Energy and Oil Marketing 1)	54,629	44,308	41,929	6,159	5,062	3,986	60,788	49,370	45,915
Eliminations 2) 6)	(1,643)	(1,576)	(965)	(35,389)	(25,739)	(22,075)	(37,032)	(27,315)	(23,040)

Hydro Oil & Energy	66,505	54,831	51,100	6,213	5,128	4,745	72,718	59,959	55,845

Metals	33,048	26,509	26,025	16,111	13,414	13,621	49,159	39,923	39,646
Rolled Products	18,814	17,825	14,135	1,559	552	655	20,373	18,377	14,790
Extrusion and Automotive	27,563	24,472	24,186	37	57	59	27,600	24,529	24,245
Other and eliminations 3)	51	190	162	(17,509)	(13,867)	(13,792)	(17,458)	(13,677)	(13,630)

Hydro Aluminium	79,476	68,996	64,508	198	156	543	79,674	69,152	65,051

Other activities 4)	9,665	10,013	17,859	3,204	3,746	3,698	12,869	13,759	21,557
Corporate and eliminations 2)	(221)	(79)	626	(9,615)	(9,030)	(8,986)	(9,836)	(9,109)	(8,360)

Total	155,425	133,761	134,093	—	—	—	155,425	133,761	134,093

1)	From 2003, Hydro’s gas transportation activities are reported as part of Energy and Oil Marketing. Prior periods have been reclassified for comparative purposes.
2)	Corporate and eliminations includes elimination of unrealized gain/loss on power contracts between Energy and other units in Hydro with a loss of NOK 235 million in 2004, a loss of NOK 141 million in 2003 and a loss of NOK 588 million in 2002. In addition, NOK 13 million, NOK 21 million and NOK 26 million is eliminated within the Oil and Energy Area in 2004, 2003 and 2002, respectively.
3)	Other and eliminations includes unrealized gains and losses related to LME contracts with a gain of NOK 175 million in 2004, a loss of NOK 49 million in 2003, and a gain of NOK 266 million in 2002.

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	Depreciation, depletion			Other operating			Operating income (loss)
	and amortization			expenses			before fin. and other income
NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Exploration and Production 1)	9,751	9,052	8,242	10,848	10,352	11,591	28,363	18,500	13,137
Energy and Oil Marketing 1)	640	591	764	57,498	46,111	42,367	2,650	2,668	2,784
Eliminations 2) 6)	—	—	—	(37,163)	(27,290)	(23,066)	131	(25)	26

Hydro Oil & Energy	10,391	9,643	9,006	31,183	29,173	30,892	31,144	21,143	15,947

Metals	3,852	1,517	1,117	44,477	36,113	36,839	830	2,293	1,690
Rolled Products	687	650	496	19,060	17,595	14,589	626	132	(295)
Extrusion and Automotive	1,423	1,247	1,010	25,900	23,184	23,221	277	98	14
Other and eliminations 3)	—	—	—	(17,530)	(13,610)	(13,919)	72	(67)	289

Hydro Aluminium	5,962	3,414	2,623	71,907	63,282	60,730	1,805	2,456	1,698

Other activities 4)	532	879	1,081	12,025	13,284	20,428	312	(404)	48
Corporate and eliminations 2) 5)	13	11	19	(8,435)	(7,550)	(8,353)	(1,414)	(1,570)	(26)

Total	16,898	13,947	12,729	106,680	98,189	103,697	31,847	21,625	17,667

	Equity in net income
	non-consolidated investees			Other income (expense), net			Adjusted EBITDA
NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Exploration and Production 1)	4	29	31	—	—	77	38,168	27,624	21,593
Energy and Oil Marketing 1)	73	81	148	59	816	—	3,478	4,226	3,721
Eliminations 2) 6)	(2)	(3)	—	—	—	—	132	(24)	26

Hydro Oil & Energy	75	107	179	59	816	77	41,778	31,826	25,340

Metals	281	379	(275)	—	—	—	5,396	4,298	2,703
Rolled Products	(13)	(14)	7	—	—	—	1,361	835	258
Extrusion and Automotive	113	68	49	—	—	—	1,827	1,432	1,084
Other and eliminations 3)	—	—	—	—	—	—	72	(67)	289

Hydro Aluminium	381	433	(219)	—	—	—	8,656	6,498	4,334

Other activities 4)	170	83	12	110	139	—	1,363	1,113	1,061
Corporate and eliminations 2) 5)	2	(3)	4	—	(2,208)	—	(680)	(809)	1,014

Total	628	620	(24)	169	(1,253)	77	51,117	38,628	31,749

4)	Other activities consist of the following: Polymers, BioMar AS (previously Treka AS), Flexible Packaging (sold in April 2003), the industrial insurance company, Industriforsikring, and Hydro Business Partner.
5)	Corporate and elimination’s operating income (loss) and Adjusted EBITDA includes a net periodic pension cost of NOK 1,001 million for 2004, NOK 1,111 million for 2003, and NOK 314 million for 2002.
6)	Eliminations Oil & Energy includes elimination of unrealized gain on gas contracts with NOK 144 million.

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	Current Assets 1)		Non-current Assets		Assets 1)
NOK million	2004	2003	2004	2003	2004	2003

Exploration and Production	9,072	9,036	61,262	65,191	70,334	74,227
Energy and Oil Marketing	9,577	10,398	18,896	15,558	28,473	25,956
Eliminations	(2,871)	(2,964)	18	21	(2,853)	(2,943)

Hydro Oil & Energy	15,778	16,470	80,176	80,770	95,954	97,240

Metals	12,335	10,698	21,574	22,333	33,909	33,031
Rolled Products	6,405	6,524	6,782	12,115	13,187	18,639
Extrusion and Automotive	8,381	7,858	10,400	10,715	18,781	18,573
Other and eliminations	(2,288)	(1,796)	(297)	3	(2,585)	(1,793)

Hydro Aluminium	24,833	23,284	38,459	45,166	63,292	68,450

Other activities 4)	6,035	6,015	5,393	4,955	11,428	10,970
Corporate and eliminations	23,760	16,125	5,809	278	29,569	16,403

Total continued operations	70,406	61,894	129,837	131,169	200,243	193,063

Discontinued operations	—	13,789	—	11,777	—	25,566

Total	70,406	75,683	129,837	142,946	200,243	218,629

	Non-consolidated investees,
	investments and advances		Segment debt 2)		Investments 3)
NOK million	2004	2003	2004	2003	2004 5)	2003 6)

Exploration and Production	18	414	5,410	6,032	10,607	10,270
Energy and Oil Marketing	2,310	1,971	8,137	8,217	1,460	989
Eliminations	19	21	(3,026)	(2,965)	—	—

Hydro Oil & Energy	2,347	2,406	10,521	11,284	12,067	11,259

Metals	3,066	3,384	7,484	5,596	4,199	3,572
Rolled Products	1,532	1,576	3,338	2,769	553	466
Extrusion and Automotive	859	827	5,419	4,975	1,442	1,543
Other and eliminations	—	—	(2,444)	(1,914)	—	—

Hydro Aluminium	5,457	5,787	13,797	11,426	6,194	5,581

Other activities 4)	1,095	957	3,067	2,710	1,058	791
Corporate and eliminations	1,118	1,012	1,534	3,782	145	81

Total	10,017	10,162	28,919	29,202	19,464	17,712

1)	Current assets and assets excludes internal cash accounts and accounts receivables related to group relief.
2)	Segment debt is defined as short-term interest from liabilities excluding income tax payable and short-term deferred tax liabilities.
3)	Additions to property, plant and equipment plus long-term securities, intangibles assets, long-term advances and investments in non-consolidated investees.
4)	Other activities consist of the following: Polymers, BioMar AS (previously Treka AS), Flexible Packaging (sold in April 2003), the industrial insurance company, Industriforsikring, and Hydro Business Partner.
5)	Includes non-cash increase in investment from effect of change in accounting principle (FIN 46R), of NOK 1,275 million.
6)	Includes non-cash increase in investment from effect of change in accounting principle (SFAS 143), of NOK 1,918 million.

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	Assets			Long-lived assets			Investments
Amounts in NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Norway	135,005	124,923	113,597	88,095	88,687	86,180	11,988	12,514	17,198

Germany	15,974	19,099	22,724	8,733	11,895	12,568	1,107	780	14,673
France	2,483	2,712	2,602	689	729	604	99	155	806
The Netherlands	2,321	3,708	1,640	1,308	485	293	98	372	183
Sweden	4,454	4,633	6,174	1,163	1,416	1,761	187	267	438
Denmark	3,664	4,189	6,272	1,781	1,940	2,030	152	337	422
Great Britain	2,723	2,628	2,812	1,057	1,088	1,078	136	128	159
Italy	2,036	1,967	1,805	703	646	550	160	88	414
Spain	1,191	1,302	1,141	530	608	562	38	27	379
Other	4,684	2,808	2,551	2,720	1,520	1,392	1,720	191	949

Total EU	39,530	43,046	47,721	18,684	20,327	20,838	3,697	2,345	18,423

Other Europe	1,597	1,728	1,478	1,329	1,559	1,298	169	259	555

Total Europe	176,132	169,697	162,796	108,108	110,573	108,316	15,854	15,118	36,176

USA	4,429	4,340	4,671	1,919	1,983	2,138	484	378	1,301
Asia	1,880	1,624	1,787	1,133	942	1,267	239	85	800
Other Americas	3,854	3,598	3,075	3,432	3,156	2,732	186	215	907
Africa	4,614	4,248	3,894	4,113	3,464	3,258	1,218	782	603
Canada	6,745	6,979	6,650	6,061	6,120	5,873	1,203	850	1,794
Australia and New Zealand	2,589	2,577	2,444	2,081	2,127	2,114	280	284	2,585

Total outside Europe	24,111	23,366	22,521	18,739	17,792	17,382	3,610	2,594	7,990

Total continued operations	200,243	193,063	185,317	126,847	128,365	125,698	19,464	17,712	44,166

Discontinued operations	—	25,566	21,894	—	10,801	10,041	—	1,188	1,550

Total	200,243	218,629	207,211	126,847	139,166	135,739	19,464	18,900	45,716

	Operating revenues
NOK million	2004	2003	2002

Norway	25,012	15,505	17,251

Great Britain	28,579	20,178	16,233
Germany	19,350	17,909	17,050
Sweden	8,400	9,828	9,610
Italy	7,360	6,517	5,797
France	6,859	11,661	11,126
The Netherlands	6,649	4,530	4,389
Spain	6,168	4,697	3,562
Denmark	1,201	2,031	5,743
Other	12,995	12,936	13,621

Total EU	97,561	90,287	87,131

Switzerland	5,603	4,659	6,451
Other Europe	1,658	1,726	1,943

Total Europe	129,834	112,177	112,776

USA	10,357	10,467	11,552
Asia	6,000	5,567	4,813
Other Americas	2,526	1,879	1,481
Africa	548	266	283
Canada	5,188	2,690	2,742
Australia and New Zealand	972	715	446

Total outside Europe	25,591	21,584	21,317

Total	155,425	133,761	134,093

The identification of assets, long-lived assets and investments is based upon location of operation. Included in long-lived assets are investments in non-consolidated investees; property, plant and equipment (net of accumulated depreciation) and non-current financial assets.

     Operating revenues are identified by customer location.

6. Restructuring Costs

In October of 2001 Hydro discontinued production of primary magnesium in Norway. As a result, Hydro closed the Porsgrunn magnesium production facilities in March of 2002, and started the clean up and dismantling work. Dismantling and clean-up work was finalized in December 2004. As part of the closure of the magnesium plant facilities, restructuring costs totaling NOK 921 million were recognized at the end of 2001; of this amount, NOK 261 million was charged as an impairment loss on the plant facilities, the remaining NOK 660 million of restructuring costs included termination costs for customer and supplier agreements, work-force reduction costs, and dismantling and clean-up costs. At the same time NOK 40 million related to write down of inventories due to obsolences was expensed. Hydro recorded additional restructuring costs of NOK 59 million related to work-force reduction in 2002. The initial restructuring accrual was reduced by NOK 69 million during 2002, due to the reversal of certain accruals relating to contract termination costs that were lower than originally anticipated. Restructuring costs resulted in a credit of NOK 22 million in the income statement for 2004, representing the difference between the accrual relating to the restructuring and the final cost of the program, which ended in 2004.

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     The following table summarizes the types and amounts recognized as accrued expenses for the restructuring together with changes in the accrual for the years 2002, 2003 and 2004.

Amounts in	Demolition	Workforce	Shutdown cost	Contracts
NOK million	cost	severance	of operation	termination	Total

31 December 2001	316	130	98	116	660
Additions/ (deductions) 1)	—	59	—	(69)	(10)
Payment	(41)	(171)	(98)	(47)	(357)

31 December 2002	275	18	—	—	293
Payment	(131)	(18)	—	—	(149)

31 December 2003	144	—	—	—	144
Payment	(122)				(122)
Additions/ (deductions) 1)	(22)	—	—	—	(22)

31 December 2004	—	—	—	—	—

1)	Charged to the income statement.

7. Operating costs and expenses

Operating costs include research and development, operating lease expense, bad debt, shipping and handling cost, and payroll and related costs as follows:

Amounts in NOK million	2004	2003	2002

Research and development expense	760	722	639

Bad debt	269	638	217

Shipping and handling costs	3,151	2,966	3,104

Operating lease expense: 1)
Drilling rigs, ships, office space	689	685	1,029
Office space leased from Hydro’s independent pension trust	225	199	196

Total	914	884	1,225

Payroll and related costs:
Salaries	13,847	13,574	13,308
Social security costs	2,319	2,280	2,072
Social benefits	543	642	710
Net periodic pension cost (Note 20)	2,121	2,073	1,322

Total	18,830	18,569	17,412

1)	Total minimum future rentals of NOK 4,736 million are due under non-cancelable operating leases as follows (in NOK million): 2005 — 1,171; 2006 — 879; 2007 — 682; 2008 — 548; 2009 — 463; and thereafter — 993.

Estimating earnings relating to research and development costs incurred is considered impracticable for the years ended 31 December 2004, 2003 and 2002.

8. Financial income and expense

Amounts in NOK million	2004	2003	2002

Interest income	927	972	1,308
Net gain (loss) on securities	72	182	(270)
Dividends received	164	137	135

Interest income and other financial income	1,163	1,291	1,173

Interest expense	(2,077)	(2,783)	(3,073)
Capitalized interest	664	715	607
Net foreign exchange gain (loss)	1,350	1,035	3,262
Other, net 1)	(964)	(104)	(163)

Interest expense and foreign exchange gain (loss)	(1,027)	(1,137)	633

Net financial expense	136	154	1,806

1)	Other, net includes “breaking costs” for early repayment of long term debt of NOK 938 million for 2004.

9. Other income and expense

For the year 2004, Other income was NOK 169 million. Other income consisted of a gain on the divestment of 80.1 percent of Pronova Biocare of NOK 110 million and a gain of NOK 59 million related to an adjustment of the price for the 2003 sale of Hydro’s share in Skandinaviska Raffinaderi AS, the Scanraff oil refinery.

     For the year 2003, other income and expense resulted in a loss of NOK 1,253 million. The loss included a charge of NOK 2,207 million resulting from new Norwegian tax regulations relating to the removal costs for oil and gas installations on the Norwegian Continental Shelf. In accordance with earlier regulations, removal costs could not be deducted when calculating taxable income. Instead, the Norwegian state assumed a portion of the removal costs by means of a special removal grant. The new rules permit removal costs to be deducted from taxable income. The amendment resulted in a charge in the second quarter representing the estimated value of expected grants. At the same time, a deferred tax asset representing the value of the new tax deductions, was included as a reduction to the tax provision for the second quarter in the amount of NOK 2,380 million. Further other income consisted of a gain on the sale of Hydro’s share in Skandinaviska Raffinaderi AB, the Scanraff oil refinery of NOK 490 million. The remaining NOK 464 million consisted of a gain from the transfer of the Company’s interest in the Sundsfjord power plant (NOK 326 million) and a gain on the disposal of Carmeda AB (NOK 138 million).

     Other income in 2002 consisted of a gain on the sale of Hydro’s interest in the oil company Pelican AS of NOK 77 million.

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10. Income taxes

Amounts in NOK million	2004	2003	2002

Income from continuing operations before taxes and minority interest:
Norway	29,377	19,657	17,827
Other countries	3,403	1,489	1,699

Total	32,780	21,146	19,526

Current taxes:
Norway	22,537	13,696	12,556
Other countries	1,605	812	512

Current income tax expense	24,142	14,508	13,068

Deferred taxes:
Norway	(2,339)	(1,487)	(415)
Other countries	(606)	(99)	(201)

Deferred tax expense (benefit)	(2,945)	(1,586)	(616)

Total income tax expense	21,197	12,922	12,452

1)	Norwegian nominal statutory tax rate is 28 percent.
2)	Income from oil and gas activities on the Norwegian Continental Shelf is taxed according to the Petroleum Tax Law. This stipulates a surtax of 50 percent after deducting uplift, a special deduction for surtax, in addition to normal corporate taxation of 28 percent.

Components of deferred income tax expense

Amounts in NOK million	2004	2003	2002

Deferred tax expense (benefit), excluding items below	(2,295)	733	766
Benefits of tax loss carryforwards	157	(79)	(499)
Tax expense (benefit) allocated to other comprehensive income	64	188	(848)
Effect of tax law changes	(846)	(70)	128
Non-recurring effect of tax law changes relating to the removal costs for oil and gas installations	—	(2,380)	—
Net change in valuation allowance	(25)	22	(163)

Deferred tax expense (benefit)	(2,945)	(1,586)	(616)

Reconciliation of Norwegian nominal statutory tax rate to effective tax rate

Amounts in NOK million	2004	2003	2002

Expected income taxes at statutory tax rate 1)	9,179	5,921	5,467
Petroleum surtax 2)	13,977	9,980	8,665
Uplift benefit 2)	(967)	(990)	(1,034)
Hydro-electric power surtax 3)	163	152	217
Tax law changes	(846)	(70)	128
Non-recurring effect of tax law changes relating to the removal costs for oil and gas installations	—	(2,380)	—
Losses and other deductions with no tax benefit	139	216	129
Non-deductible expenses	119	43	48
Foreign tax rate differences	145	170	275
Tax free income	(473)	(619)	(310)
Dividend exclusion	(37)	(12)	(33)
Losses and other benefits not previously recognized	(146)	(100)	(407)
Other, net	(56)	611	(693)

Income tax expense	21,197	12,922	12,452

Effective tax rate	64.7%	61.1%	63.8%

3)	A surtax of 27 percent is applied to taxable income, with certain adjustments, for Norwegian hydro-electric power plants. The surtax comes in addition to the normal corporate taxation. Tax depreciation, including that from the upward revision of basis under the new law, is deductible for both corporate tax and surtax purposes.

The tax effects of temporary differences and tax loss carryforwards giving rise to deferred tax assets and liabilities were as follows as of 31 December, 2004 and 2003.

10-20

		Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Amounts in NOK million	2004	2004	2003	2003

Short-term:
Marketable securities	—	(4)	14	—
Inventory valuation	178	(295)	95	(238)
Accrued expenses	899	(558)	1,425	(1,154)
Unrealized exchange (gains) losses	354	(923)	119	(282)
Uplift benefit	766	—	795	—
Other	162	—	2	(198)

Long-term:
Unrealized exchange (gains) losses	695	(25)	344	(1,023)
Property, plant and equipment	5,617	(34,862)	5,332	(35,077)
Capitalized interest	—	(3,379)	—	(3,545)
Exploration drilling costs	—	(2,323)	—	(2,440)
Other non-current assets	338	(629)	319	(693)
Accrued expenses	1,005	(473)	1,216	(749)
Pensions	1,574	(1,390)	1,363	(1,435)
Deferred (gains) losses on sales	204	(974)	178	(1,521)
Uplift benefit	1,613	—	1,573	—
Abandonments and decommissioning accruals	4,395	—	3,598	—
Cash Flow Hedges	—	(320)	—	(452)
Other	842	(1,156)	530	(925)
Total tax loss carryforwards	1,471	—	1,764	—

Subtotal	20,113	(47,311)	18,667	(49,732)

Total valuation allowance	(967)	—	(1,047)	—

Gross deferred tax assets and liabilities	19,146	(47,311)	17,620	(49,732)

Deferred income taxes have not been provided for on undistributed earnings of foreign subsidiaries, amounting to NOK 14,709 million, since those earnings are considered to be indefinitely invested. No deferred income taxes have been recognized on undistributed earnings of Norwegian subsidiary which can be remitted tax-free as dividends.

     At the end of 2004, Hydro had tax loss carryforwards of NOK 4,606 million, primarily in Canada, Jamaica, Norway, United Kingdom, Malaysia, Spain and Denmark. Carry forward amounts expire as follows:

Amounts in NOK million

2005	3
2006	136
2007	24
2008	57
2009	78
After 2009	2,230
Without expiration	2,078

Total tax loss carryforwards	4,606

11. Other liquid assets

Amounts in NOK million	2004	2003

Bank time deposits	9,150	4
Marketable equity securities	416	550
Debt securities and other	1,404	999

Total other liquid assets	10,970	1,553

The net change in unrealized gains on securities for the years ended 31 December 2004, 2003 and 2002 was a net gain of NOK 91 million, a net gain of NOK 283 million and a net loss of NOK 259 million, respectively. Total cost of marketable equity securities and debt securities and other was NOK 1,781 million and NOK 1,601 million as of 31 December 2004 and 2003, respectively.

12. Inventories and other current assets

Amounts in NOK million	2004	2003

Finished goods	6,097	5,756
Work in progress	2,211	2,332
Raw materials	4,543	3,936

Total inventories	12,851	12,024

Prepaid expenses	3,653	3,852
Other current assets	6,825	7,945

Total prepaid expenses and other current assets	10,478	11,797

10-21

13. Non-Consolidated investees

	Hydro					Alu-
Amounts in NOK million	Texaco	Scanraff	Alunorf	Alunorte	Søral	chemie	Meridian	QVC	Noretyl	Other	Total

Balance 01.01.2003	919	488	1,428	536	575	135	495	352	584	3,898	9,410
Investments (sale), net	66	(343)		58						315	96
Change in long-term advances, net		(330)				323			500	(74)	419
Transfers (to) from other investments										(4)	(4)
Hydro’s share of net income (loss)	116		41	305	92		51	21	62	123	811
Amortization and write-down	(66)		(55)	(20)						(50)	(191)
Dividends and other payments received by Hydro	(54)		(6)		(99)	(3)	(9)		(709)	(84)	(964)
Foreign currency translation and other	76	185	168	23		5	49	(63)		142	585

Balance 31.12.2003	1,057	—	1,576	902	568	460	586	310	437	4,266	10,162

Changes in 2004:
Investments (sale), net	8			284		524				(284)	532
Change in long-term advances, net						(430)		(54)	(85)	(96)	(665)
Transfers (to) from other investments										(64)	(64)
Hydro’s share of net income (loss)	39		45	375	175	7	68	111	53	166	1,039
Amortization and write-down	(8)		(59)	(18)	(100)	(10)	—		—	(216)	(411)
Dividends and other payments received by Hydro	(126)						(26)			(174)	(326)
Foreign currency translation and other	(7)		(30)	1		13	(35)	(6)	—	(186)	(250)

Balance 31.12.2004	963	—	1,532	1,544	643	564	593	361	405	3,412	10,017

Specification of Non-consolidated Investees

				Hydro's current
Amounts	Percentage	Investments in		receivable
NOK million,	owned	and advances		(payable), net
except ownership	by Hydro	to investees		with investees
	2004	2004	2003	2004	2003

Hydro Texaco	50.0%	963	1,057	25	(61)
Alunorf	50.0%	1,532	1,576	(274)	27
Alunorte	34.0%	1,544	902	(81)	(116)
Søral	49.9%	643	568	(110)	(137)
Aluchemie	36.2%	564	460	(6)	—
Meridian	49.0%	593	586	(26)	8
QVC	29.7%	361	310	2	2
Noretyl	50.0%	405	437	39	47
Others		3,412	4,266	184	(331)

Total		10,017	10,162	(247)	(561)

A description of significant investees’ business, majority owners and the nature of related party transactions with Hydro including amounts if material follows:

     Hydro Texaco a.s operates 862 gasoline stations and 158 diesel stations in Norway, Denmark and the Baltics. Hydro and ChevronTexaco Corp. each own 50 percent in the joint venture.Hydro sells and purchases oil related products to and from the joint venture at market prices. Sales from Hydro Texaco to Hydro amounted to NOK 347 million, 428 million and NOK 510 million in 2004, 2003 and 2002, respectively. Sales from Hydro to Hydro Texaco amounted to NOK 248 million, NOK 1,003 million and NOK 674 million in 2004, 2003 and 2002, respectively. Hydro Texaco is part of Energy and Oil Marketing.

     Aluminium Norf GmbH (Alunorf) is the world largest rolling mill located in Germany nearby other Hydro facilities. Alunorf is jointly owned by Hydro and Novelis - part of Alcan, Inc - (50 percent each). Each partner supplies Alunorf with raw material, which is transformed to flat rolled coils and delivered to the partners. Sales from Alunorf to Hydro based on this tolling arrangement amounted to NOK 1,373 million in 2004, NOK 1,301 million in 2003 and NOK 1,941 million in 2002. Alunorf is part of Rolled Products.

     Alumina do Norte do Brasil S.A. (Alunorte) is an alumina refinery located in Brazil. Hydro’s ownership share is 34 percent. Hydro purchased alumina from Alunorte amounting to NOK 1,109 million, NOK 907 million and NOK 433 million in 2004, 2003 and 2002, respectively. Alunorte is part of Metals.

     Sør-Norge Aluminium AS (Søral), part of Metals, is a Norwegian primary aluminium manufacturer. Søral sells 50 percent of its production to each major owner at current market prices. The other 50 percent owner of Søral is an unaffiliated company. Sale of aluminium from Søral to Hydro amounted to NOK 1,115 million, NOK

10-22

949 million and NOK 847 million in 2004, 2003 and 2002, respectively. Sale of alumina, cold metal and carbon from Hydro to Søral amounted to NOK 671 million, NOK 356 million and NOK 363 million in 2004, 2003 and 2002, respectively.

     Aluminium & Chemie Rotterdam B.V (Aluchemie) is an anode producer located in the Netherlands. Hydro increased its share-holding in 2004 from 21.21 percent to 36.2 percent. Hydro purchased anodes from Aluchemie amounting to NOK 591 million in 2004, 285 million in 2003 and NOK 263 million in 2002. Sales from Hydro to Aluchemie amounted to NOK 12 million in 2004, NOK 50 million in 2003 and NOK 47 million in 2002. Aluchemie is part of Metals.

     Meridian Technologies Inc. (Meridian), part of Extrusion and Automotive, is a Canadian company owned 51 percent by Teksid S.p.A. (a subsidiary of the Fiat group) and 49 percent by Hydro. Meridian provides magnesium die-casting products to the automobile industry. Meridian purchases alloyed magnesium from Hydro. Sales from Hydro to Meridian amounted to NOK 238 million, NOK 198 million and NOK 249 million in 2004, 2003 and 2002, respectively.

     Hydro owns 29.7 percent of Qatar Vinyl Company Ltd (QVC). The other owners are three unaffiliated companies. QVC produces Caustic Soda, EDC and VCM. Hydro and the other partners deliver technical, marketing and support services to QVC.

     Hydro and Borealis own Noretyl AS a joint venture (50-50 percent). Noretyl is part of Hydro Polymers. Hydro paid processing fees to Noretyl for refining of NGL of NOK 242 million, NOK 245 million and NOK 242 million in 2004, 2003 and 2002, respectively.

     Non-consolidated investees split by segment can be found in Note 5.

Non-consolidated investees - 100 percent basis

The following table sets forth summarized unaudited financial information of Hydro’s non-consolidated investees on a 100 percent combined basis. Hydro’s share of these investments, which is also specified below, is accounted for using the equity method.

Income Statement Data

Amounts in NOK million
(unaudited)	2004	2003	2002

Operating revenues	31,454	24,254	24,902
Operating income	4,212	3,154	2,792
Income before taxes and minority interest	3,816	3,248	932
Net income	3,465	2,670	515

Hydro’s share of net income	1,039	811	104

Balance Sheet Data

Amounts in NOK million
(unaudited)	2004	2003	2002

Current assets	15,052	13,504	10,434
Non-current assets	29,759	30,503	31,472

Assets	44,811	44,007	41,906

Current liabilites	8,572	8,083	7,300
Non-current liabilities	13,275	14,049	14,265
Minority interest	19	—	—
Shareholders’ equity	22,945	21,875	20,341

Liabilites and shareholders’ equity	44,811	44,007	41,906

Hydro’s investments and advances	10,017	10,162	9,410

14. Prepaid pension, investments and non-current assets

Amounts in NOK million	2004	2003

Goodwill for consolidated subsidiaries, less accumulated amortization	1,028	1,093
Intangible assets, less accumulated amortization (Note 16, note 20)	1,297	1,597

Total intangible assets	2,325	2,690

Prepaid pension (Note 20)	4,636	4,541
Available-for-sale securities at fair value 1)	16	19
Other investments at cost	2,065	2,435
Non-current assets	3,997	3,429

Subtotal	10,714	10,424

Total prepaid pension, investments and non-current assents	13,039	13,114

1)	As of 31 December, 2004 and 2003, available-for-sale securities at cost amounted to NOK 4 million. Unrealized holding gain as of 31 December, 2004 and 2003, was NOK 12 million and NOK 15 million respectively.

10-23

15. Property, plant and equipment

	Land-based Activities
		Machinery and		Plant under	Oil and Gas
Amounts in NOK million	Land	Equipment	Buildings	construction	activities1)	Total

Cost:
Cost 31.12.2003 2)	1,063	46,993	15,828	5,675	135,201	204,760
Additions at cost	3	1,305	188	4,093	11,587	17,176
Retirements	(7)	(1,270)	(140)	(84)	(5,414)	(6,915)
Transfers	2	3,589	1,773	(5,364)	—	—
Foreign currency translation	(29)	(1,280)	(369)	(174)	(232)	(2,084)

Balance 31.12.2004	1,032	49,337	17,280	4,146	141,142	212,937

Depreciation:
Accumulated depreciation 31.12.2003 2)	—	(24,594)	(6,749)	—	(63,966)	(95,309)
Depreciation, depletion and amortization 3)	(1)	(5,198)	(1,121)	—	(9,825)	(16,145)
Retirements	—	1,043	101	—	2,634	3,778
Foreign currency translation and transfers	—	685	50	—	121	856

Balance 31.12.2004	(1)	(28,064)	(7,719)	—	(71,036)	(106,820)

Net Book Value:
Balance 31.12.2003	1,063	22,399	9,079	5,675	71,235	09,451	2)4)
Balance 31.12.2004	1,031	21,273	9,561	4,146	70,106	106,117	4)

1)	Includes land-based Oil and Gas activities and transportation systems for Oil & Energy.
2)	Includes the effect of consolidating the Variable Interest Entity (VIE) Slovalco according to FIN 46R. See note 1. Total cost amounts to NOK 2,193 million and total accumulated depreciation amounts to NOK 521 million.
3)	Impairment losses for 2004, 2003 and 2002 were NOK 2,176 million, NOK 88 million and NOK 351 million, respectively. The fair value of the impaired asset was generally estimated by discounting the expected future cash flows of the individual assets. Impairment was indicated by adverse change in market prices, current period cash flow losses combined with a history of losses, or a significant change in the manner in which the asset is to be used. Impairment losses in 2004 included a write-down of NOK 2,042 million related to German primary aluminium plants in Hydro Aluminium’s sub-segment Metals. The write-down was caused by increasing energy costs and the strengthened Euro versus US dollar.
4)	Includes NOK 153 million and NOK 192 million related to capital leases for 2004 and 2003, respectively.

16. Goodwill and intangibles

Intangible Assets

	Finite	Indefinite
	Useful	Useful
Amounts in NOK million	Life	Life	Total

Cost 31.12.2003	3,193	5	3,198
Additions at cost	143	—	143
Disposals	(113)	—	(113)
Foreign currency translation and other	(19)	—	(19)
Accumulated amortization 31.12.2004	(2,131)	—	(2,131)

Net book value 31.12.2004	1,073	5	1,078

Amortization of intangibles of NOK 393 million and NOK 409 million were recorded for 2004 and 2003, respectively. In addition, figures include impairment losses of NOK 8 million in 2004 and NOK 43 million in 2003.

      Estimated amortization expense, in million NOK for the next five years is 2005 - 379, 2006 - 314, 2007 - 94, 2008 - 54 and 2009 - 44.

Goodwill

	Extrusion and
Amounts in NOK million	Automotive	Other	Total

Balance at 31 December 2003	1,056	37	1,093
Goodwill acquired	3	—	3
Currency translation effect	(64)	(1)	(65)
Other	(2)	(1)	(3)

Balance at 31 December 2004	993	35	1,028

     Hydro incurred in 2003 a NOK 166 million goodwill impairment charge in “Other Activities” related to Treka (now named BioMar).

10-24

17. Bank loans and other interest bearing short-term debt

	Weighted Average
	Interest Rates
Amounts in NOK million	2004	2003	2004	2003

Bank loans and overdraft facilities	2.9%	2.7%	482	1,571
Commercial paper	8.5%	8.5%	3	2
Other	1.6%	2.0%	3,300	3,700

Total bank loans and other interest-bearing short-term debt			3,785	5,273

As of 31 December 2004, Norsk Hydro ASA had unused short-term credit facilities with various banks totalling approximately NOK 2,611 million. The interest rate for withdrawals under these facilities is based on the interbank interest rate for the relevant currency plus a margin depending on the currency.

18. Other current liabilities

Amounts in NOK million	2004	2003

Accounts payable	13,352	13,794
Income taxes payable	12,421	7,996
Payroll and value added taxes	3,142	3,163
Accrued liabilities	9,534	10,139
Other liabilities	2,891	2,106

Total other current liabilities	41,340	37,198

19. Long-term debt

Substantially all unsecured debenture bonds and unsecured bank loan agreements contain provisions restricting the pledging of assets to secure future borrowings without granting a similar secured status to the existing bondholders and lenders. Certain of the debenture bond agreements contain provisions allowing Hydro to call the debt prior to its final redemption date at certain specified premiums.

Long-term debt payable in various currencies

	Weighted	Denomi-
	Average	nated	Balance
	Interest	Amount	in NOK
Amounts in million	Rates	2004	2004	2003

USD	7.3%	2,618	15,802	19,558
NOK	5.8%	527	527	1,580
GBP	6.5%	16	182	2,672
EUR	6.3%	300	2,473	3,362

Total unsecured debenture bonds			18,984	27,172

USD	4.2%	27	164	10
EUR	5.4%	15	123	585
Other			114	1,057

Total unsecured bank loans			401	1,652

Capital lease obligations			103	146
Mortgage loans			33	42
Other long-term debt			534	603

Outstanding debt			20,055	29,615
Less: Current portion			(568)	(1,212)

Total long-term debt			19,487	28,403

During 2004, a total of NOK 6,714 million of long-term debt was prepaid.

     As of 31 December 2004 the fair value of long-term debt, including the current portion, was NOK 23,570 million and the carrying value was NOK 20,055 million.

     Foreign currency swaps are not reflected in the table above. (See Note 24).

Payments on long-term debt fall due as follows

Amounts in	Deben-		Bank	Capital lease
NOK million	tures		loans	and other	Total

2005	353		17	198	568
2006	174		222	176	572
2007	—		62	193	255
2008	—		25	24	49
2009	1,811		9	7	1,827
Thereafter	16,646		66	72	16,784

Total	18,984	1)	401	670	20,055

1)	Of which Norsk Hydro ASA is responsible for NOK 18,887 million.

Norsk Hydro ASA has entered into long-term committed stand-by credit facility agreements with several international banks for a total amount of USD 2,025 million. Of this amount, USD 350 million expires in 2007, USD 1,450 million in 2009 and the remainder in 2010. Average commitment fee on these facilities is 0.15 percent. Hydro has also entered into a long-term loan facility of EUR 300 million with European Investment Bank (EIB).

     There are no borrowings under these facilities as of 31 December 2004.

10-25

20. Employee retirement plans

Pension Benefits

Norsk Hydro ASA and many of its subsidiaries have defined benefit retirement plans that cover substantially all of their employees. Plan benefits are generally based on years of service and final salary levels. Some subsidiaries have defined contribution or multiemployer plans. Hydro uses a 31 December measurement date for the majority of its defined pension benefit retirement plans.

Net periodic pension cost

Amounts in NOK million	2004	2003	2002

Defined benefit plans:
Benefits earned during the year, net of participants’ contributions	813	637	526
Interest cost on prior period benefit obligation	1,355	1,259	1,065
Expected return on plan assets	(1,000)	(892)	(1,049)
Recognized loss	345	290	47
Amortization of prior service cost	111	115	112
Amortization of net transition (asset) obligation	3	(6)	(41)
Curtailment loss	59	20	118
Settlement (gain) loss	30	199	(4)

Net periodic pension cost	1,716	1,622	774
Defined contribution plans	32	28	47
Multiemployer plans	35	13	(3)
Termination benefits and other	338	410	504

Total net periodic pension cost	2,121	2,073	1,322

Change in the additional minimum pension liability included within other comprehensive income	189	216	131

Change in projected benefit obligation (PBO)

Amounts in NOK million	2004	2003

Projected benefit obligation at beginning of year	(23,456)	(19,422)
Benefits earned during the year	(840)	(646)
Interest cost on prior period benefit obligation	(1,355)	(1,259)
Actuarial loss	(864)	(1,460)
Plan amendments	(23)	(15)
Benefits paid	870	784
Curtailment loss	(8)	(16)
Settlements	85	441
Special termination benefits	(52)	(73)
Divestments	54	303
Inclusion of plans reported in line item “Termination benefits and other” in prior year	—	(1,519)
Foreign currency translation	190	(574)

Projected benefit obligation at end of year	(25,399)	(23,456)

Change in pension plan assets

Amounts in NOK million	2004	2003

Fair value of plan assets at beginning of year	14,669	12,116
Actual return on plan assets	1,699	1,545
Company contributions	924	946
Plan participants’ contributions	26	9
Benefits paid	(605)	(524)
Settlements	(88)	(445)
Divestments	(33)	—
Inclusion of plans reported in line item “Termination benefits and other” in prior year	—	977
Foreign currency translation	(88)	45

Fair value of plan assets at end of year	16,504	14,669

Status of pension plans reconciled to balance sheet

Amounts in NOK million	2004	2003

Defined benefit plans:
Funded status of the plans at end of year	(8,895)	(8,787)
Unrecognized net loss	6,557	6,825
Unrecognized prior service cost	967	1,111
Unrecognized net transition asset	—	(1)

Net accrued pension recognized	(1,371)	(852)
Termination benefits and other	(1,161)	(1,184)

Total net accrued pension recognized	(2,532)	(2,036)

Amounts recognized in the balance sheet consist of:
Prepaid pension	4,636	4,541
Accrued pension liabilities	(8,569)	(7,774)
Intangible asset	219	202
Accumulated other comprehensive income	1,182	995

Net amount recognized	(2,532)	(2,036)

The accumulated benefit obligation for all defined pension benefit retirement plans was NOK 21,460 million and NOK 19,290 million at 31 December 2004 and 2003, respectively.

Plans in which the accumulated benefit obligation exceeds plan assets

Amounts in NOK million	2004	2003

Projected benefit obligation	(12,581)	(10,966)
Accumulated benefit obligation (ABO)	(10,582)	(9,300)
Plan assets	3,477	2,804

Weighted-average assumptions used to determine net periodic pension cost

	2004	2003	2002

Discount rate	5.8%	6.7%	7.1%
Expected return on plan assets	7.0%	7.9%	8.4%
Rate of compensation increase	3.5%	3.5%	2.5%

10-26

Weighted-average assumptions used to determine pension obligation at end of year

	2004	2003

Discount rate	5.2%	5.9%
Rate of compensation increase	3.1%	3.5%

Weighted-average investment profile plan assets at end of year

			Target
	2004	2003	Allocation

Asset category
Equity securities	36%	32%	26-44%
Debt securities	36%	36%	32-55%
Real estate	17%	18%	18%
Other	11%	14%	2-7%

Total	100%	100%

Management of plan assets must comply with applicable laws and regulations in the countries where Hydro provides funded defined benefit plans. Within constraints imposed by laws and regulations, and given the assumed pension obligations and future contribution rates, the majority of assets are managed actively to obtain a long-term rate of return that at least reflects the chosen investment risk.

     Based on the current portfolio of plan assets the expected rate of return on plan assets is determined to be approximately one percentage point above the yield on a portfolio of long-term corporate bonds that receive one of the two highest ratings given by a recognized rating agency.

     In 2003, Hydro performed SFAS 87 valuations for certain defined benefit plans that were reported in line item “Termination benefits and other” in prior year. The immediate impact of applying SFAS 87 provisions on these plans resulted in an increased projected benefit obligation (PBO) of NOK 1,519 million, and increased pension plan assets of NOK 977 million. The difference between the plans’ funded status according to SFAS 87 and what was recognized in the balance sheet, has been offset as unrecognized net loss and unrecognized prior service cost with NOK 552 million and NOK 65 million, respectively. Prior year financial statements have not been restated.

     In 2003, Hydro incurred a settlement loss of NOK 199 million, and in 2002, Hydro incurred a curtailment loss of NOK 118 million. These charges include settlement and curtailment losses resulting from an agreement between Hydro and an external party, to transfer Hydro’s operatorship of certain licenses on the Norwegian continental shelf to the external party, including the transfer of employment for 535 employees, as of 1 January 2003.

     Hydro expects to contribute approximately NOK 900 million to its pension plans in 2005. Total pension benefit payments expected to be paid to participants, which include payments funded from Hydro’s assets as well as payments paid from the plans are as follows:

Expected pension benefit payments

Amounts in NOK million

2005	873
2006	924
2007	973
2008	1,036
2009	1,107
2010-2014	6,620

Other Retirement Benefits

Hydro has unfunded retiree medical and life insurance plans for certain of its employees outside Norway. Related net periodic postretirement cost was NOK 19 million, NOK 2 million and NOK 14 million for 2004, 2003 and 2002, respectively. The post retirement liability was NOK 136 million and NOK 144 million as of 31 December 2004 and 2003, respectively.

21. Contingencies and other long-term liabilities

Hydro is subject to changing environmental laws and regulations that in the future may require the company to modernize technology to meet more stringent emissions standards or to take actions for contaminated areas. As of 31 December 2004 and 2003, Hydro had accrued NOK million 351 and NOK 341 million, respectively, for corrective environmental measures. The corresponding expense was NOK 44 million in 2004 compared to NOK 31 million and NOK 90 million in 2003 and 2002, respectively.

     Hydro’s future expenses for these corrective environmental measures are affected by a number of uncertainties including, but not limited to, the method and extent of corrective action. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that such estimates could be revised in the near term. In addition, conditions which could require future expenditures may be determined to exist for various sites, including Hydro’s major production facilities and product storage terminals. The amount of such future costs is not determinable due to the unknown timing and extent of corrective actions which may be required.

     Hydro is involved in or threatened with various other legal, tax and environmental matters arising in the ordinary course of business. Hydro is of the opinion that resulting liabilities, if any, will not have a material adverse effect on its consolidated results of operations, liquidity or financial position.

     Total, the operator for the Kharyaga field, has received from the Ministry of Taxes and Revenues of the Russian Federation, a claim for tax and the state’s share of the revenues from oil extracted under the Petroleum Sharing Agreement for the field for 2001 and 2002. Hydros share of the claim is approximately 30 million US dollars. Both Hydro and Total are considering the claim unjustified, and have taken legal actions to get this confirmed as well as to avoid collection of the claim. No additional claims were received during 2004 and no accruals have been recorded relating to earlier claims.

     Hydro has outstanding indebtedness against commercial counterparties in many countries with varying legal systems. Ocasionally problems occur in connection with Hydro’s ability to pursue its legal rights against such parties. At the end of 2004, a dispute arose in connection with a sizable claim against a supplier of aluminum and as a result, arbitration proceedings have been commenced by Hydro to protect its interests. Hydro’s best esti-

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mate of the probable loss related to this dispute have been accrued in the 2004 accounts.

     The EFTA (European Free Trade Association) Surveillance Authority (ESA) completed a formal investigation procedure against the Norwegian State to determine if the former zero-rate electricity tax applicable to Norwegian industry was in accordance with State aid rules included in the European Economic Area Agreement (the EEA Agreement). ESA issued a decision on 30 June 2004, reflecting its determination that the exemption of certain Norwegian businesses from the electricity tax constituted illegal State aid under the EEA Agreement. The decision to order recovery of electricity tax from the industry has been appealed to the EFTA Court by the Norwegian government, the Federation of the Norwegian Processing Industry (Prosess industriens lands forening, PIL) and several individual member companies of PIL, including Hydro. The exact amount the Norwegian government is to recover from Hydro according to ESA’s illegal State aid ruling depends on an interpretation of the decision. This interpretation issue is part of the dispute submitted to the EFTA Court, but is also part of a discussion between the Norwegian Government and ESA as regards how the recovery shall be implemented. Hydro estimates that the amount will not be material for Hydro.

Contingencies and other long-term liabilities

Amounts in NOK million	2004	2003

Insurance premiums and loss reserves	121	109
Asset retirement obligations	6,244	5,148
Postretirement benefits other than pensions	135	144
Derivatives	759	335
Other	1,875	1,777

Total	9,134	7,513

Effective 1 January 2003, Hydro adopted SFAS 143 “Accounting for Asset Retirement Obligations”. Hydro’s asset retirement obligations covered by FAS 143 are associated mainly with the removal and decommissioning of oil- and gas offshore installations. The obligations are imposed and defined by legal requirements in Norway as well as the OSPAR convention (The Convention for the Protection of the Marine Environment of the North-East Atlantic). The fair value of the obligations is recognized in the balance sheet in the period in which it is incurred, i.e. when the oil- and gas installations are constructed and ready for production, and the obligation amount is adjusted for accretion and estimate changes in subsequent periods until settlement.

Asset Retirement Obligations

Amounts in NOK million	2004	2003

Total asset retirement obligations 1.1	5,235	4,538
Incurred this year	106	463
Revisions in estimates	818	22
Disposals	—	(30)
Settlements	(219)	(83)
Accretions	352	306
Currency translation	(11)	19

Total asset retirement obligations 31.12	6,281	5,235

Of which:
Short term asset retirement obligations	37	87
Long term asset retirement obligations	6,244	5,148

According to the standard, previous years should not be restated. The following table reconciles the reported net income, reported earnings per share and asset retirement obligations to that which would have resulted for the earlier years assuming SFAS 143 were adopted 1 January 2002.

Pro Forma information (Unaudited)

Amounts in NOK million,
except per share data	2004	2003	2002

Net income	12,560	10,968	8,765
Depreciation change (after tax)	—	—	(56)

Pro forma net income	12,560	10,968	8,709

Reported basic and diluted earnings per share	49.40	42.60	34.00
Depreciation change earnings per share	—	—	(0.20)

Pro forma basic and diluted earnings per share	49.40	42.60	33.80

Pro forma Asset Retirement Obligation, 1 January	—	4,549	4,268

22. Secured debt and guarantees

Amounts in NOK million	2004	2003

Amount of secured debt	33	41
Assets used as security:
Machinery and equipment	41	41
Buildings	62	54
Other	2	2

Total	105	97

Guarantees (off-balance sheet):
Non-consolidated investee debt	86	45
Contingency for discounted bills	92	67
Tax guarantees	1,354	1,352
Sales guarantees	8,200	7,900
Commercial guarantees	9,390	8,375

Total	19,122	17,739

The amounts in the table above represents the maximum potential amount of future payments related to the guarantees. Guarantees of non-consolidated investee debt relates to guarantees covering credit facilities with external banks. Tax guarantees includes guarantees to tax authorities regarding the non-taxable treatment on gains on internal sales of assets. Gains on such sales could become taxable if certain assets were sold outside the group. Hydro controls whether

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such assets are offered for sale outside the group.

     Guarantees in connection with the sale of companies, referred to as sales guarantees in the table above, reflect the maximum contractual amount that Hydro could be liable for in the event of certain defaults or the realization of specific uncertainties. Sales guarantees also include liabilities relating to the demerger of Yara. Under the Norwegian public limited companies act section 14-11, Hydro and Yara are jointly liable for liabilities accrued before the demerger date. This statutory liability is unlimited in time, but is limited in amount to the net value allocated to the non-defaulting party in the demerger. Hydro has, in addition to what is included in the table above, certain guarantees relating to sales of companies that are unlimited in amount and in time. Hydros estimate of the fair value of the guarantees related to sale of companies is not material.

     In addition to the sales guarantees discussed above, Hydro has, following the asset exchange between Hydro and Petro-Canada in 1996, guaranteed that the total recoverable reserves attributable to Petro-Canada’s working interest in the Veslefrikk field shall not be less than a certain quantified amount of crude oil. If less, Hydro has an obligation to deliver indemnity volumes to Petro-Canada. During 2002 there was a new evaluation of reserves in accordance with the agreement which resulted in compensation to Petro-Canada. The agreement was renegotiated in 2002 and is open for the possibility of re-evaluating the reserves in 2008, 2014 and at the end of the field’s lifetime. The guarantee does not apply in cases of force majeure, the failure of the operator to comply with good oil field practices, etc. As of 31 December 2004, the remaining guaranteed volume was 1.02 million Sm3 of crude oil, equivalent to approximately NOK 1,569 million. As of 31 December 2003, the remaining guaranteed volume was 1.2 million Sm3 of crude oil, equivalent to approximately NOK 1,465 million.

     Commercial guarantees consist of advance payment guarantees, bid bonds, stand-by letters of credit, performance guarantees and payment guarantees. Guarantees are issued in the normal course of business. Commercial guarantees are issued mainly by Norsk Hydro ASA on behalf of its subsidiaries. Certain commercial guarantees are obtained from external banks and covered by Norsk Hydro ASA by a counter indemnity guarantee to the external banks. A certain portion of these guarantees are payable on demand while the remainder is dependant upon performance by the guaranteed entity (i.e delivery of goods or services by a vendor). In addition, Hydro would also have recourse in the case of payment made on demand in connection with non performance by a guaranteed entity.

23. Contractual and other commitments for future investments and operations

As of 31 December 2004:	Investments
Amounts in NOK million	2005	Thereafter	Total

Contract commitments for investments in property, plant and equipment:
Land based	944	42	986
Oil and gas fields and transport systems	7,310	12,203	19,513

Total	8,254	12,245	20,499

Additional authorized future investments in property, plant and equipment:
Land based	976	330	1,306
Oil and gas fields and transport systems	267	59	326

Total	1,243	389	1,632

Contract commitments for other future investments:	325	17	342

Additional authorized future investments include projects formally approved for development by the Board of Directors or management given the authority to approve such investments. General investment budgets are excluded from these amounts.

     Hydro has entered into take-and-pay and long-term contracts providing for future payments to secure pipeline and transportation capacity, processing services, raw materials and electricity and steam. In addition, Hydro has entered into long-term sales commitments to deliver goods. This principally relates to obligations to deliver gas from fields on the Norwegian Continental Shelf for a total amount of NOK 155 billion.

The non-cancelable future fixed and determinable obligations as of 31 December 2004 are as follows:

Take-and-pay and Long-term contracts

Amounts in	Transport	Raw	Energy	Sales com-
NOK million	and Other	materials	related	mitments

2005	603	2,341	2,327	(13,652)
2006	549	1,406	2,041	(11,738)
2007	764	1,163	2,039	(11,641)
2008	550	754	1,826	(11,163)
2009	496	640	1,893	(11,065)
Thereafter	5,043	6,376	16,712	(113,186)

Total	8,005	12,680	26,838	(172,445)

Terms of certain of these agreements include additional charges covering variable operating expenses in addition to the fixed and determinable component shown above, including contracts to purchase 24 million tonnes of alumina over the next 26 years where the variable part of the prices are normally linked to the London Metal Exchange quoted prices.

     Hydro has also entered take-and-pay and other long terms contracts as part of shareholders agreement in non-consolidated investees, including contracts to purchase 22 million tonnes of alumina over the next 11 years. These commitments are not included in the figures above.

     The total purchases under the take-and-pay agreements and long-term contracts were as follows (in NOK million): 2004 - 4,736; 2003 — 2,670; 2002 — 3,065 and 2001 — 1,924

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24. Derivative instruments and risk management

Hydro is exposed to market risks from commodity pricing, currency exchange rates and interest rates. Market risk exposures are evaluated based on a portfolio view in order to take advantage of offsetting positions and to manage risk on a net exposure basis. Mitigating financial and commercial risk exposures through the use of derivative instruments is done only to a limited extent. Certain of Hydro’s commodity contracts are deemed to be derivatives under US GAAP. Derivative instruments, whether physically or financially settled, are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. All derivative instruments are accounted for on the balance sheet at fair value with changes in the fair values of derivative instruments recognized in earnings unless specific hedge criteria are met.

Commodity Price Risk Exposure

A substantial portion of Hydro’s revenue is derived from the sale of commodities such as crude oil and aluminium. Hydro also produces, purchases and sells natural gas, electricity and petrochemical products. The prices of these commodities can be volatile, creating fluctuations in Hydro’s earnings. The Company’s main strategy to manage this exposure relates to maintaining a strong financial position to be able to meet fluctuations in prices and earnings. Natural hedging positions are established to the extent possible and economically viable. Derivatives are used in special situations to mitigate price movements and to participate in limited speculative trading within strict guidelines defined by management. The following highlights Hydro’s main commodity price risks.

Oil

Hydro produces and sells crude oil and gas liquids. Hydro’s production of crude oil and gas liquids is for the most part sold in the spot market. Hydro utilizes futures and swaps to mitigate unwanted price exposure for a portion of its crude oil portfolio production. From time to time financial options are used for the same purpose. At the end of 2003 Hydro has no hedging program in place for the purpose of protecting against the risk of low oil prices.

Natural gas

Hydro is a producer, consumer, buyer and seller of natural gas. The majority of Hydro’s equity gas production is sold to European counterparties based on long-term gas supply contracts. Contract prices are mainly indexed to oil prices. Hydro utilizes on a limited basis instruments such as forwards and swaps to mitigate unwanted price exposures on the portion of the natural gas portfolio not sold on long-term contracts. Hydro is also participating in trading activities based on partly own gas production and partly externally sourced gas volumes. In addition, Hydro engages in limited energy trading activity in derivatives as defined under EITF 02-3. Hydro maintains a system of controls over the authorization and monitoring of this speculative trading activity. The fair value of these traded financial instruments is determined by reference to various market prices or by use of other appropriate valuation methodologies. Commodity price, foreign exchange rate and credit exposures arising from energy trading have not been significant.

Electricity

Hydro is a producer and consumer of electricity. Hydro’s consumption of electricity exceeds its production both in Norway and in Continental Europe. The deficit is principally covered through long-term purchase contracts with other producers and suppliers to secure electricity in the market for Hydro’s own consumption and delivery commitments.

     In order to manage and hedge the risks of unfavorable fluctuations in electricity prices and production volume, Hydro utilizes both physical contracts and financial derivative instruments such as futures, forwards and options. These are traded either bilaterally or over electricity exchanges such as the Nordic power exchange, “Nord Pool”. Hydro is also offering power portfolio management services to third party clients and participates in limited speculative trading.

Aluminium

Hydro is a producer of primary aluminium and fabricated aluminium products. Hydro enters into future contracts with the London Metal Exchange (LME) mainly for two purposes. The first is to achieve an average LME price on smelter production. Secondly, because the Company’s downstream business and the sale of third party products are margin businesses, Hydro hedges metal prices when entering into customer and supplier contracts with corresponding future contracts at fixed prices (back-to-back hedging). The majority of these contracts mature within one year. Hydro manages these hedging activities on a portfolio basis, taking LME positions based upon net exposures. Aluminium price volatility can result in significant fluctuations in earnings as these LME positions are marked to their market value with changes to market value recognized in operating income.

The following types of commodity derivatives were recorded at fair value on the balance sheet as of 31 December 2004 and 2003. Contracts that are designated as hedging instruments in cash flow and fair value hedges are not included.

Amounts in NOK million	2004	2003

Assets:
Swaps and futures, crude oil	21	2
Electricity contracts	391	1,171
Natural gas contracts	1,525	218
Agri futures, swaps and options	—	10
Aluminium futures, swaps and options	177	286

Total	2,114	1,687

Liabilities:
Electricity contracts	(197)	(620)
Natural gas contracts	(988)	(201)
Swaps and futures, crude oil	(62)	(2)
Aluminium futures, swaps and options	0	(172)

Total	(1,247)	(995)

The presentation of fair values for electricity and natural gas contracts shown in the table above includes that fair value of derivative instruments such as futures, forwards and swaps in conjunction with fair values of physical contracts.

Foreign Currency Risk Exposure

Prices of many of Hydro’s most important products, mainly crude oil, aluminium and natural gas, are either denominated in US dollars or are influenced by movements in the value of other currencies against the US dollar. To reduce the long-term effects of fluctuations in the US dollar exchange rates, Hydro has issued most of its debt in US dollars (as of 31 December 2004, 82 percent of Hydro’s long-term debt is denominated in US dollars). The majority of the remaining long-term debt is denominated in Norwegian kroner, Euro, and British pounds.

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     Hydro employs foreign currency swaps and forward currency contracts to modify the currency exposures for Hydro’s long-term debt portfolio. Forward currency contracts are entered into to safeguard cash flows for forecasted future transactions or to cover short-term liquidity needs in one currency through excess liquidity available in another currency.

     Hydro also incurs costs related to production, distribution and marketing of products in a number of different currencies, mainly Euro, Norwegian krone, US dollar, Canadian dollar, Australian dollar, British Pounds and Swedish krone. Consequently, the effects of changes in currency rates on the translation of local currencies into Norwegian krone for subsidiaries outside of Norway can influence comparative results of operations.

     Hydro has designated a portion of its foreign-denominated long-term debt, including certain related balances in currencies arising from foreign currency swaps and forwards, as hedges of net foreign investments in subsidiary companies. The foreign currency effects of these hedges reflected in the cumulative translation section of shareholders’ equity produced a NOK 320 million after-tax gain during the year ended 31 December 2004 and NOK 333 million after-tax loss during the year ended 31 December 2003; offsetting a foreign currency translation loss of NOK 1,628 million and a foreign currency translation gain of NOK 4,856 million in shareholders’ equity for 2004 and 2003 respectively. As of 1 January 2005 Hydro no longer designates portions of its long-term debt and forward currency contracts as hedges of net investments in foreign subsidiary companies. Changes to the Company’s long-term debt portfolio and to the Company’s structure during the recent years has rendered these accounting hedges less material to Shareholder’s equity.

The following types of financial derivatives were recorded at fair value on the balance sheet as of 31 December 2004 and 2003. Currency contracts that are designated as hedging instruments in cash flow hedges are not included.

Amounts in NOK million	2004	2003

Assets:
Currency forwards and swaps	757	980

Liabilities:
Currency forwards and swaps	(23)	(123)

The currency contracts listed below were outstanding as of 31 December 2004.

Currency	Nominal	Fair value in	Maturity by nominal
	value in currency	NOK	amount in currency

Amount in million			Within one year	Later

Buying currency
AUD	85	395	10	75
CAD	119	565	—	119
DKK	16	18	16	—
EUR	426	3,499	370	56
GBP	20	232	20	—
NOK	6,540	6,528	5,754	786
USD	76	361	12	63

Selling currency
CAD	(30)	(150)	(30)	—
DKK	(930)	(1,028)	(930)	—
GBP	(15)	(174)	(15)	—
JPY	(5,642)	(313)	(700)	(4,942)
SEK	(2,737)	(2,490)	(2,737)	—
USD	(1,106)	(6,632)	(858)	(248)
Other	—	(77)	—	—

Interest Rate Exposure

Hydro is exposed to changes in interest rates primarily as a result of borrowing and investing activities used to maintain liquidity and fund its business operations in different currencies. Hydro maintains a high ratio of long-term, fixed-rate debt, as a proportion of its total interest bearing debt, with an even debt repayment schedule. Hydro uses foreign exchange and interest rate swaps from time to time and other derivatives to optimize currency and interest rate exposure. Fair values of interest rate derivatives at 31 December 2004 and 2003 were immaterial.

Cash Flow Hedges

The expansion project at the Sunndal metal plant increased Hydro’s exposure to commodity prices and foreign currency exchange rates. Accordingly, Hydro has entered into short positions using LME future contracts and US dollar forward contracts to secure an average aluminium price of approximately NOK 14,000 per tonne of a portion of the forecasted sales of primary metal production per year for the period 2003 to 2007. As of 31 December 2004, Hydro had sold forward about 315,000 tonnes (426,000 tonnes in 2003) of primary aluminium at an average price of approximately US dollar 1,500 per tonne. In addition Hydro has secured the exchange rate against the US dollar at about NOK 9.3 per US dollar for the same tonnage. Gains and losses on these derivatives are recorded to OCI and are to be reclassified into operating revenues when the corresponding forecasted sale of aluminium is recognized. No amount of ineffectiveness was recognized in 2004 and 2003 since the critical terms of the commodity derivatives and the forecasted aluminium sales are substantially similar. A gain after tax of NOK 274 million is expected to be classified from OCI into earnings during the period ending 31 December 2005. A gain after tax of NOK 257 million was reclassified from OCI into earnings during 2004. A gain after tax of NOK 172 million was reclassified from OCI into earnings during 2003. As of 31 December, 2004 the maximum length of time over which the Company is hedging its exposure to the variability in cash flows is three years.

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     In 2003, a major expansion project at the Alouette plant in Canada increased Hydro’s exposure to foreign currency exchange rates. Hydro’s investment in the plant is in US dollar however approximately 78 percent of the expected payments for the expansion project in Canada is nominated in Canadian dollar (CAD). Hydro has entered into currency forward contracts to sell US dollar and buy Canadian dollar as part of a cash flow hedge of forecasted CAD payments for the period 2003-2006. The notional amount of the contracts is approximately CAD 39.6 million at year end (CAD 206 million at inception of project in 2003) at an average rate of 1.56 CAD per USD. Gains and losses on these derivatives are recorded in OCI and are to be reclassified into earnings in the same periods during which the hedged forecasted transactions affects earning (that is, when the plant is to be depreciated). No amount of ineffectiveness was recognized in 2004 and 2003 since the critical terms of the derivatives and the forecasted payments are substantially similar. A gain after tax of NOK 2 million is expected to be reclassified from OCI into earnings during the period ending 31 December 2005. As of 31 December 2004, Hydro is hedging its exposure to the variability in cash flows until March 2006.

The following fair values were recorded on the balance sheet for hedging instruments as of 31 December 2004 and 2003.

Amounts in NOK million	2004	2003

Assets:
Cash flow hedging instruments, currency	1,396	1,518

Liabilities:
Cash flow hedging instruments, aluminium	(497)	(48)

Fair Value of Derivative Instruments

Fair market values of derivative financial instruments such as currency forwards and swaps are based on quoted market prices. Fair market value of aluminium futures and option contracts are based on quoted market prices obtained from the London Metals Exchange. The fair values of other commodity over-the-counter contracts and swaps are based on quoted market prices, estimates obtained from brokers, and other appropriate valuation techniques. Where long-term physical delivery commodity contracts are recorded at fair value under the requirements of FAS133, such fair market values are based on quoted forward prices in the market and assumptions of forward prices and margins where market prices are not available.

     See Note 19 for fair value information of long-term debt.

Credit Risk Management

Credit risk arising from the inability of a counterparty to meet the terms of derivative financial instrument contracts is generally limited to amounts by which the counterparty’s obligations exceed the obligations of Hydro. Pre-approval of exposure limits is required for financial institutions relating to current accounts, deposits and other obligations. Credit risk related to derivative commodity instruments is substantially limited since most instruments are settled through commodity exchanges. Therefore, counter party risk related to use of derivative instruments and financial operations is regarded as limited.

     Setting counterparty risk limits, requiring insurance, and establishing procedures for monitoring exposures and settlement of accounts limits Hydro’s credit risk. The Company’s overall credit risk level is also reduced through a diversified customer base representing various industries and geographic areas. Follow-up of timely payments of accounts receivables is given high priority in the Company.

25. External audit remuneration

Deloitte statsautoriserte revisorer AS (Deloitte) is the principal auditor of Norsk Hydro ASA. Certain portions of audits are performed by Ernst & Young and other firms. The following table shows total audit and non-audit fees for the fiscal years 2004 and 2003. The figures include fees related to discontinued operations.

		Audit	Other
2004		related	non-audit
Amounts in NOK thousands	Audit fees	fees	fees	Tax fees	Total

Deloitte Norway	24,691	2,018	1,337	17	28,063
Deloitte Abroad	23,399	4,899	427	7,445	36,170

Total Deloitte	48,090	6,917	1,764	7,462	64,233

Ernst & Young	11,095	929	—	2,200	14,224

Others	3,660	1,314	1,215	1,774	7,963

Total fees	62,845	9,160	2,979	11,436	86,420

		Audit	Other
2003		related	non-audit
Amounts in NOK thousands	Audit fees	fees	Tax fees	Tax fees	Total

Deloitte Norway	26,257	1,839	8,069	400	36,565
Deloitte Abroad	32,728	2,911	1,863	3,828	41,330

Total Deloitte	58,985	4,750	9,932	4,228	77,895

Ernst & Young 1)	16,998	1,486	1,076	4,768	24,328
Others	11,096	2,941	1,296	2,677	18,010

Total fees	87,079	9,177	12,304	11,673	120,233

1)	Amounts for Ernst & Young relate to Hydro subsidiaries under Ernst & Young’s audit.
Ernst & Young provides non-audit services to subsidiaries that it does not audit; such fees are not included in this table.

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26. Related parties

The Norwegian State owned as of 31 December 2004, 113,483,658 ordinary shares representing 43.8 percent of the total number of ordinary shares issued, representing 45.2 percent of the shares outstanding as of the same date. There are no different voting rights associated with the ordinary shares held by the State.

Transactions with related parties

The extraordinary General Meetings in January 2004 and December 2004 authorized the cancellation of 1,484,300 and 2,808,810 repurchased shares respectively. Based on an agreement with the Norwegian State, Hydro’s largest shareholder, a proportional share of the State’s shares of 1,157,922 and 2,191,190 respectively, was redeemed. As compensation, the State received an amount equal to the market price paid by Hydro, plus interest of NIBOR plus one percent, for the period between the share purchases and the payment to the State. For the transactions, the State received compensation of NOK 445 million in 2004 and 981 million in February 2005.

     A new buy back program covering up to 5,617,621 shares was authorized at the same extraordinary General Meeting in December 2004. An agreement with the Norwegian State allows redemption of a proportional share of the State’s shares. A total of 10 million shares may be cancelled under the new program, including shares owned by the Norwegian State, or the equivalent of approximately four percent of the Company’s outstanding shares. A final decision on canceling any of the shares repurchased must be approved by a minimum of two-thirds of the shares represented at a General Meeting of shareholders.

     On 19 March 2002, Hydro entered into an agreement with the Norwegian State to purchase interests in eight oil and gas licenses on the Norwegian continental shelf. This transaction increased Hydro’s interests in the Oseberg, Tune and Grane fields, where Hydro is operator, to 34, 40 and 38 percent, respectively. The transaction was completed and is reflected in Hydro’s operating results from the acquisition date of 10 May 2002. The agreement was effective from 1 January 2002. However, net cash flows relating to these operations prior to the acquisition date have been allocated as a reduction of the purchase price. Hydro has agreed to pay NOK 3.45 billion for the license interests.

     Transactions with non-consolidated investees are described in Note 13 Non-Consolidated Investees.

     Members of the board of directors are elected for two year terms. Their rights and obligations as board members are solely and specifically provided for in the company’s articles of association and Norwegian law. The company has no significant contracts in which a board member has a material interest.

     Loans given to members of the Board and their number of shares owned as of 31 December, 2004 are:

	Loans		Number of
	outstanding 1) 2)		shares

Jan Reinås	—		—
Borger A. Lenth	—		144
Elisabeth Grieg	—		6,080
Håkan Mogren	—		—
Ingvild Myhre	—		—
Geir Nilsen	76		55
Kurt Anker Nielsen	—		—
Odd Semstrøm	37		129
Terje Friestad	71		236
Egil Myklebust 4)	4,514	3)	4,272

1)	Amounts in NOK thousands
2)	All loans to directors appointed by shareholders were entered into prior to 30 July 2002. The Company has not materially modified or renewed any of the loans extended to or for its directors or executive officers since that date. Mr. Terje Friestad, who in May 2004 joined the Board elected by the employees in accordance with Norwegian company law, was extended a loan in the amount of NOK 75.000 in July under an employee benefit scheme applicable to all employees in Norway.
3)	In October 2000, an interest-only loan of NOK 2,200,000 was given. The interest rate as of 31 December 2004 was 2.9 percent. In addition, there is a loan with 25.5 years remaining and with an outstanding amount of NOK 2.063.779 as of 31 December 2004. Other loans of NOK 250,000 carry interest of 3.25 percent. All loans are secured.
4)	Egil Myklebust resigned as Chairperson of the Board 31 March 2004.

Members, observers and deputy members of the corporate assembly owning ordinary shares as of 31 December 2004 are:

Number of shares

Erna Flattum Berg	135
Sven Edin	201
Anne-Margrethe Firing	1,162
Odd Arne Fodnes	22
Billy Fredagsvik	15
Solveig Alne Frøynes	89
Sónia F. T. Gjesdal	194
Oddny Grebstad	125
Westye Høegh	16,300
Kjell Kvinge	199
Astri Sylvi Lem	150
Stig Lima	87
Jon-Arne Mo	230
Bjørn Nedreaas	116
John-Arne Nilsen	28
Wolfgang Ruch	175
Anne Merete Steensland	29,772
Rune Strande	1
Svein Steen Thomassen	100
Ingar Aas-Haug	2
Svein Aaser	1872

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     Loans to senior management as of 31 December 2004 and their ownership of shares and options (see Note 4) are:

	Loans	Number
	Outstanding 1) 2)	of shares	Options

Eivind Reiten	—	11,641	35,000
Alexandra Bech Gjørv	—	900	21,000
John O. Ottestad	—	8,238	24,000
Jon-Harald Nilsen	174	270	24,000
Tore Torvund	368	3,640	24,000

Outstanding loan		Loans
particulars: 2)	Interest	Repayment	Amount 1)

Jon-Harald Nilsen	3.25%	8 years	174
Tore Torvund	3.25-4.00%	3-12 years	368

1)	Amounts in NOK thousands
2)	All loans to executive officers (members of the corporate management board) were entered into prior to 30 July 2002. The Company has not materially modified or renewed any of the loans extended to or for its directors or executive officers since that date.

27. Supplementary oil and gas information

(Unaudited)

Hydro uses the “successful efforts” method of accounting for oil and gas exploration and development costs. Exploratory costs, excluding the costs of exploratory wells and acquired exploration rights, are charged to expense as incurred. Drilling costs for exploratory wells are capitalized pending the determination of the existence of proved reserves. If reserves are not found, the drilling costs are charged to operating expense.

     Once the exploration drilling demonstrates that sufficient quantities of resources have been discovered, continued capitalization is dependent on project reviews, which take place periodically and no less frequently than every quarter, to ensure that satisfactory progress for the well or group of wells toward ultimate development of the reserves is being achieved. Evaluation of whether commercial quantities of hydrocarbons have been discovered is based on existing technology and price conditions, unless Hydro expects long-term price conditions to be less favorable.

     Most of Hydro’s exploration activities are performed in areas requiring major capital expenditures. Such expenditures may include different types of production platforms, sub-sea stations, risers and flow lines, pipelines and, if existing infrastructure is utilized, modifications of existing production facilities to allow tie-in or tie-back solutions. For complicated offshore exploratory discoveries, it is not unusual to have exploratory well costs remain suspended on the balance sheet for more than one year while we perform appraisal work, evaluate the optimal development plans and timing, and secure final regulatory approvals for development. Appraisal work for each project normally includes an assessment process covering choice of the optimal technical and economical solution taking into consideration existing pipelines, platforms and processing facilities in the area, regulatory issues including environmental requirements and legal issues, and relationship to other joint ventures involved in the area and/or utilizing the same infrastructure. When the appraisal work is completed, the Plan for Development and Operation (PDO), which shall contain an account of economic aspects, resource aspects, technical, safety related, commercial and environmental aspects as well as information as to how a facility may be decommissioned and disposed of when petroleum activities cease, can be prepared.

     Discovered reserves are classified as “proved reserved” (as defined by the SEC’s rules) when the PDO is submitted to the authorities for approval (Norway) or the project has matured to a similar level (outside Norway). At the same time, related costs are transferred to development cost. It normally takes more than one year to complete all of the activities that permit recognition of proved reserves under the current SEC guidelines.

     Costs relating to acquired exploration rights are allocated to the relevant areas, and charged to operating expense upon determination that proved reserves will not be found in the area. Each block or area is assessed separately, based on exploration experience. All development costs for wells, platforms, equipment and related interest are capitalized. Preproduction costs are expensed as incurred.

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Costs Incurred on Oil and Gas Properties

Exploration costs and costs related to property acquisition

	Norway			International			Total
Amounts in NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Capitalized at beginning of year	633	837	977	390	442	1,749	1,023	1,279	2,726
Costs incurred during the year	478	437	662	934	1,172	1,714	1,412	1,609	2,376
Acquisition cost 1)	65	—	—	148	—	35	213	—	35
Capitalized exploration costs charged to expense	(468)	(437)	(649)	(796)	(1,140)	(2,909)	(1,264)	(1,577)	(3,558)
Transfer to development	(125)	(185)	(78)	5	(26)	(25)	(120)	(211)	(103)
Disposals	—	(19)	(75)	—	(78)	(9)	—	(97)	(84)
Foreign currency translation	—	—	—	(19)	20	(113)	(19)	20	(113)

Capitalized at end of year	583	633	837	662	390	442	1,245	1,023	1,279

Wells in process of drilling at end of year	85	6	1	201	4	37	286	10	38
Wells in areas requiring major capital expenditures where further wells are under way or firmly planned or where drilling program was completed during the year	231	341	592	301	346	277	532	687	869
Wells in areas requiring major capital expenditures where drilling program was completed more than one year ago	182	266	184	—	—	—	182	266	184
Other cost including acquisition of unproved property	85	20	60	160	40	128	245	60	188

Net book value	583	633	837	662	390	442	1,245	1,023	1,279

1)	In 2004, NOK 213 million was related to the purchase of license PL 248 in Norway and licenses in Gulf of Mexico and Madagascar.

The following table provides an aging of capitalized exploratory well costs based on the date the drilling program for the project was completed, and the number of wells and projects for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling. A project is, in this context, defined as an area which is expected to be developed as one single development solution. A project may use existing infrastructure, including pipelines, processing facilities on existing platforms etc. There may be more than one development solution used for one reservoir or for one license if physical and/or legal and/or economic conditions make that viable.

Specification of age of category

						More than
	1 year	2 years	3 years	4 years	5 years	5 years	Total

Amounts (NOK million)	12	23	68	—	—	79	182
Number of wells	1	1	2	—	—	5	9
Number of projects	1	1	1	—	—	3	6

The following projects have been capitalized for a period greater than one year following the completion of drilling, including a description of activities undertaken in the project and remaining activities to classify the associated resources as proved reserves.

One year from end of drilling program:

The Ringhorne East project:

The project consists of one discovery well drilled in the third quarter of 2003. The well was assessed for commerciality, and it was concluded early in 2004 that the well had encountered sufficient quantities of hydrocarbons. Appraisal work is ongoing to evaluate the most viable development concept. The license is working on a plan for a sub sea solution with tie-in to the Ringhorne Field (100 percent owned and operated by Exxon Mobil). An unitisation agreement between the two licenses as well as commercial agreements are needed for this solution. The PDO is planned for submittal to the Norwegian Government in 2005/2006.

Two years from end of drilling program:

The Tyrihans project:

The project consists of one discovery well drilled in 2002. Concept selection and negotiations with other licenses have been undertaken in the period since the find was made. The license has agreed on a sub-sea development with a tie-in to the Kristin field and gas injection from the Åsgard field. An unitisation process between the two licenses is ongoing. PDO is dependent on the finalized unitization, and is planned for submittal to the Norwegian Government in 2005/2006.

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Three years from end of drilling program:

The Oseberg Delta project:

The project consists of one discovery well drilled in 1998. Drilling program continued with the discovery of Oseberg Vestflanken in 2001. The initial concept selection phase concluded that the Oseberg Vestflanken should be developed separately, and the project was split. Oseberg Vesflanken was transferred to development in 2003. Appraisal work on Delta has been ongoing to evaluate different types of development concepts. The expected development solution involves using existing processing facilities on the Oseberg platform. The time plan for the project has been adjusted to match production and processing plans for the Oseberg Field, which has not had available processing capacity until recently. PDO for Oseberg Delta is planned for submittal to the Norwegian Government in the second quarter of 2005.

More than 5 years from end of drilling program:

The Volve project

The project consists of one discovery well drilled in 1997. The well has a total suspended cost of NOK 14 million. Volve has been reviewed for development in connection with the other licenses in the Sleipner area. Concept studies have been ongoing to determine the optimal development solution. The license has agreed to develop Volve as a stand-alone development with a jack up production platform and an oil storage tanker. PDO was submitted to the Norwegian Government in February 2005.

The Fram East project

The project consists of three discovery wells drilled from 1990-1997. The wells have a total suspended cost of NOK 53 million. The evaluation period for the area has been lengthy as the field is situated in an area with several other operating fields, where tie-in could be possible. The initial development plan was a combined development of the Fram discoveries, later divided into Fram East and Fram West. In 2000, the license partners decided on a separate sub-sea development with tie-in to the Troll C platform, one of three platforms currently producing from the Troll field. Having determined to use Troll C as a processing facility, the Fram fields were divided into two phases, West and East, to ensure that Troll C will have sufficient processing capacity available. Fram West commenced production in 2003. Studies of other possible development concepts for Fram East, including stand-alone development, were undertaken during 2003 and 2004. During the summer of 2004, the license decided the development concept. PDO was submitted to the Norwegian Government in February 2005.

The Grane Outside project

The project consists of one discovery well drilled in 1992 as part of the Grane drilling program which ended in 1998. The well has a total suspended cost of NOK 12 million. In connection with the Grane development, the licenses were unitized. The Grane Outside well was located outside the then established Grane unit, and therefore has a different ownership structure. Grane Outside is planned as a sub-sea development with tie-in to the producing Grane Field installations. Grane Outside is expected to be developed and start production when Grane goes off plateau production, expected in 2008-2010. The development of Grane Outside will require a separate PDO, and can thus not be classified as proved reserves.

Costs related to Development, Transportation Systems and Other

	Norway			International			Total
Amounts in NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Net book value at beginning of year	62,672	61,822	56,711	7,540	7,162	8,117	70,212	68,984	64,828
Implementation SFAS 143 Asset Retirement Obligation	—	1,021	—	—	68	—	—	1,089	—
Cost incurred during the year	9,093	7,288	6,923	1,585	1,199	1,299	10,678	8,487	8,222
Acquisition cost	297	—	5,460	—	—	—	297	—	5,460
Transferred from exploration cost	125	185	78	(5)	26	25	120	211	103
Amortization	(8,259)	(7,525)	(7,278)	(1,566)	(1,589)	(1,275)	(9,825)	(9,114)	(8,553)
Disposals	(2,527)	(119)	(72)	(3)	(4)	(2)	(2,530)	(123)	(74)
Foreign currency translation	—	—	—	(90)	678	(1,002)	(90)	678	(1,002)
Net book value at end of year	61,401	62,672	61,822	7,461	7,540	7,162	68,862	70,212	68,984

Cost incurred during 2004 included NOK 972 million, NOK 290 million and NOK 168 million of development cost related to activities in Angola, Canada and Russia respectively. NOK 851 million and NOK 71 million relates to accruals in Norway and International regarding asset retirement obligations under SFAS143. This is as a result of changes in estimates and new accruals in connection with fields ready for production during the year.

     Cost incurred during 2003 included NOK 686 million, NOK 281 million and NOK 239 million of development cost related to activities in Angola, Canada and Russia respectively. NOK 236 million and NOK 61 million relates to accruals in Norway and International regarding asset retirement obligations under SFAS143. This is as a result of changes in estimates and new accruals in connection with fields ready for production during the year.

     Cost incurred during 2002 included NOK 508 million, NOK 254 million and NOK 501 million of development cost related to activities in Angola, Canada and Russia respectively.

     Acquisitions in 2004 included NOK 297 million it is related to the purchase of 2 percent of Kristin. In 2002, NOK 5,460 million relates to the acquisition of shares in SDFI on the NCS.

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Results of Operations for Oil and Gas Producing Activities

As required by SFAS 69, the revenues and expenses included in the following table reflect only those relating to the oil and gas producing operations of Hydro.

     The “results of operations” should not be equated to net income since no deduction nor allocation is made for interest costs, general corporate overhead costs, and other costs. Income tax expense is a theoretical computation based on the statutory tax rates after giving effect to the effects of uplift and permanent differences only.

		Norway		International				Total
Amounts in NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Sales to unaffiliated customers	6,817	6,672	6,693	5,039	4,061	3,520	11,856	10,733	10,213
Intercompany transfers 1)	35,164	25,531	21,532	—	—	—	35,164	25,531	21,532

Total revenues	41,981	32,203	28,225	5,039	4,061	3,520	47,020	36,264	31,745

Operating costs and expenses:
Production costs	3,922	3,591	3,554	412	425	406	4,334	4,016	3,960
Exploration expenses	468	437	649	796	1,140	2,909	1,264	1,577	3,558
Depreciation, depletion and amortization	8,101	7,378	6,826	1,578	1,597	1,315	9,679	8,975	8,141
Transportation systems	1,647	1,257	1,629	118	125	139	1,765	1,382	1,768

Total expenses	14,138	12,663	12,658	2,904	3,287	4,769	17,042	15,950	17,427

Results of operations before taxes	27,843	19,540	15,567	2,135	774	(1,249)	29,978	20,314	14,318
Current and deferred income tax expense	(21,279)	(14,802)	(11,733)	(965)	(414)	374	(22,244)	(15,216)	(11,359)

Results of operations	6,564	4,738	3,834	1,170	360	(875)	7,734	5,098	2,959

1)	The majority of intercompany transfers are resold from the Energy and Oil Marketing sub segment without further processing.

Proved Reserves of Oil and Gas

Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are expected to be recovered from undrilled production wells on exploration licenses. Reserves are expected to be revised as oil and gas are produced and additional data become available. International reserves under PSA contracts (production sharing agreement) are shown net of Royalties in kind and Government’s share of profit oil, based on prices at the balance sheet date.

Proved Developed and Undeveloped Reserves of Oil and Gas

		Norway			International				Total
		Natural gas				Natural gas			Natural gas
	Oil	billion 2)	billion	Oil and gas	Oil	billion 2)	billion	Oil	billion 2)	billion	Oil and gas
	mmboe 1)	Sm3	cf 2)	mmboe 3)	mmboe 1)	Sm3	cf 2)	mmboe 1)	Sm3	cf 2)	mmboe 3)

As of 31 December 2001 5)	825	169.2	5,986	1,880	193	—	—	1,018	169.2	5,986	2,073

Revisions of previous estimates 4)	46	(0.2)	(7)	42	(19)	—	—	27	(0.2)	(7)	23
Purchase (sale)/exchange of reserves in place	109	12.1	428	186	—	—	—	109	12.1	428	186
Extensions and new discoveries	20	12.7	449	102	16	—	—	36	12.7	449	118
Production for the year	(117)	(6.4)	(227)	(157)	(18)	—	—	(135)	(6.4)	(227)	(175)

As of 31 December 2002 5)	883	187.4	6,629	2,053	172	—	—	1,055	187.4	6,629	2,225

Revisions of previous estimates 4)	59	(8.9)	(315)	8	(14)	—	—	45	(8.9)	(315)	(6)
Purchase (sale)/exchange of reserves in place	(2)	—	—	(2)	—	—	—	(2)	—	—	(2)
Extensions and new discoveries	22	36.1	1,278	248	17	—	—	39	36.1	1,278	265
Production for the year	(123)	(7.8)	(275)	(173)	(21)	—	—	(144)	(7.8)	(275)	(194)

As of 31 December 2003 5)	839	206.8	7,317	2,134	154	—	—	993	206.8	7,317	2,288

Revisions of previous estimates 4)	43	(3.0)	(106)	25	14	—	—	57	(3.0)	(106)	39
Purchase (sale)/exchange of reserves in place	(6)	(9.1)	(324)	(65)	—	—	—	(6)	(9.1)	(324)	(65)
Extensions and new discoveries	5	1.4	51	14	9	—	—	14	1.4	51	23
Production for the year	(132)	(8.8)	(312)	(188)	(21)	—	—	(153)	(8.8)	(312)	(209)

As of 31 December 2004 5)	749	187.3	6,626	1,920	156	—	—	905	187.3	6,626	2,076

Proved developed reserves:
As of 31 December 2001	564	103.7	3,669	1,214	62	—	—	626	103.7	3,669	1,276
As of 31 December 2002	559	124.8	4,416	1,339	93	—	—	652	124.8	4,416	1,432
As of 31 December 2003	690	124.8	4,415	1,470	88	—	—	778	124.8	4,415	1,558
As of 31 December 2004	607	118.6	4,197	1,350	97	—	—	704	118.6	4,197	1,447

1)	Includes crude oil, NGL and Condensate. 1 Sm3 Oil/Condensate = 6.2898 boe. 1 tonne NGL = 11.9506 boe.
2)	Sm3= Standard cubic meter at 15 degrees Celcius. cf = cubic feet at 60 degrees Fahrenheit. 1 Sm3 gas at 15 degrees Celcius = 35.3826 cubic feet gas at 60 degrees Fahrenheit.
3)	Includes crude oil, NGL, Condensate and natural gas. When converting natural gas into barrels of oil equivalents adjustment for calorific value to an equivalent 40 MJ/Sm3 volumes calculated, then 1000 Sm3 @ 40 MJ/Sm3 = 6.2898 boe.
4)	The revision of previous estimates relates to new information from current year ´s drilling operations and additional data which is now available.
5)	Reserve estimates in Norway are made before royalties of approximately 0.3, 0.8 and 1.6 million barrels of oil equivalents (boe) for 2004, 2003 and 2002, respectively.

Purchase and sale of reserves during 2004 included sale of the 10 percent share in the Snøhvit field in Norway to Statoil ASA and purchase of an additional 2 percent share in the Kristin field in Norway from Statoil ASA. In 2003 the decrease in reserves was due to sale of shares in the Brage and Njord fields in Norway to Offshore Engineering Resources AS. In 2002 the change in reserves was due to acquisition of SDFI assets and sale of the small field Varg in Norway.

     Extensions and new discoveries for oil in 2004 were related to the Gulltopp field in Norway, the Rosa field in Angola and the Hibernia field in Canada. Extensions and new discoveries for gas were related to the Njord field in Norway. In 2003, extensions and new discoveries for oil were related to the Oseberg Vestflanken and Oseberg Sør fields in Norway, the Dalia field in Angola and the Mabruk and Murzuq fields in Libya. Extensions and new discoveries for gas were related to the Ormen Lange, Oseberg Vestflanken and Oseberg Sør fields in Norway. In 2002, extensions and new discoveries for oil were related to the Snøhvit and Vigdis fields in Norway, the Hibernia and Terra Nova fields in Canada, the Murzuq field in Libya and the Jasmim field in Angola. Extensions and new discoveries for gas were related to the Snøhvit, Vigdis, Byggve and Skirne fields in Norway.

     Reserve estimates at the end of the year 2004, 2003 and 2002 includes 156 million boe, 154 million boe and 172 million boe, respectively outside the Norwegian Continental Shelf. For all three years, the reserves were mainly situated in Canada, Angola, Russia and Libya.

     Reserve estimates on fields in Angola, Russia and Libya are made after deduction of royalty in kind and Government’s share of profit oil of approximately 40, 31 and 35 million boe for 2004, 2003 and 2002, respectively.

US GAAP Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows of Hydro’s proved reserves of oil (including natural gas liquids and condensate) and gas is prepared in compliance with SFAS 69.

     Future net cash flows are based on numerous assumptions which may or may not be realized. The management of Hydro cautions against relying on the information presented because of the highly arbitrary nature of assumptions involved and susceptibility of estimates to change as new and more accurate data become available. The individual components of future net cash flows shown below were computed using prices, production costs, development costs, royalty levels, foreign exchange rates, statutory tax rates and estimated proved reserve quantities at the respective year ends.

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Standardized Measure of Discounted Future Net Cash Flows

		Norway	International				Total
Amounts in NOK million	2004	2003	2002	2004	2003	2002	2004	2003	2002

Future cash inflows	382,800	372,800	351,200	35,800	28,900	34,800	418,600	401,700	386,000
Future production costs	(91,500)	(92,600)	(86,500)	(10,600)	(7,000)	(6,400)	(102,100)	(99,600)	(92,900)
Future development costs	(38,500)	(46,000)	(27,300)	(5,600)	(5,300)	(6,300)	(44,100)	(51,300)	(33,600)
Future income tax expense	(189,800)	(169,100)	(171,300)	(5,200)	(3,200)	(6,800)	(195,000)	(172,300)	(178,100)

Future net cash flows	63,000	65,100	66,100	14,400	13,400	15,300	77,400	78,500	81,400
Less: 10% annual discount for estimated timing of cash flows	(26,400)	(28,000)	(26,000)	(4,700)	(4,200)	(4,900)	(31,100)	(32,200)	(30,900)

Standardized measure of dis- counted future net cash flows	36,600	37,100	40,100	9,700	9,200	10,400	46,300	46,300	50,500

Major Sources of Changes in the Standardized Measure of Discounted Future Net Cash Flows

Amounts in NOK million	2004	2003	2002

Net changes in prices and production costs	33,200	—	20,400
Sales and transfers of oil and gas produced, net of production costs	(40,900)	(30,900)	(26,200)
Extensions, unitizations, discoveries and improved recovery, net of related costs	2,600	17,700	5,500
Purchase/Exchange of interests in fields	800	—	15,900
Sale/Exchange of interests in fields	(3,600)	(100)	(300)
Changes in estimated development costs	(900)	(14,300)	(8,300)
Development costs incurred during the year	8,400	7,400	7,600
Net change in income taxes	(8,500)	7,900	(8,600)
Accretion of discount	3,100	4,500	3,700
Revisions of previous reserve quantity estimates	5,500	3,300	1,900
Other	300	300	(100)

Total change in the standardized measure during the year	—	(4,200)	11,500

     Development costs for the years 2005, 2006 and 2007 are estimated to NOK 9,800 million, NOK 7,200 million and NOK 4,400 million respectively.

Average Sales Price and Production Cost per Unit

The following table presents the average sales price (including transfers) net of reductions in respect of royalty payments, and production costs per unit of crude oil and natural gas.

		Norway		International				Total
Amounts in NOK	2004	2003	2002	2004	2003	2002	2004	2003	2002

Average Sales Price 1)
crude oil (per barrel)	251.43	204.01	194.33	250.40	197.08	193.74	251.27	202.90	194.24
natural gas (per Sm3)	1.09	1.03	0.95	—	—	—	1.09	1.03	0.95
Average production cost (per boe)	20.80	20.80	22.50	19.50	20.20	23.10	20.70	20.70	22.60

1)	In the years 2004, 2003 and 2002, Hydro has not had any hedging gain or loss that has affected the realized oil and gas prices.

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